As filed with the Securities and Exchange Commission on July 7, 2006
(Registration No. 333-128878)

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM SB-2/A
(Pre effective amendment No.3)
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CLAYTON, DUNNING GROUP INC.
(Name of small business issuer in its charter)

Nevada	6211	06-1296190
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2901 South Bayshore Drive #1E
Miami, Florida 33133
(305) 445-8776
(Address and telephone number of principal executive offices)

2901 South Bayshore Drive #1E
Miami, Florida 33133
(Address of Principal Place of Business or Intended Principal Place of Business)

Robert C. Lau
Chief Executive Officer, President and Chairman
2901 South Bayshore Drive #1E
Miami, Florida 33133
Tel: (305) 445-8776
Fax: (212) 480-4530
(Name, address and telephone number of agent for service)

Copy of all communications to:

Barry Grossman, Esq.
Brian Daughney, Esq.
Ellenoff Grossman & Schole LLP
370 Lexington Avenue
New York, NY 10022
Phone (212) 370-1300
Fax: (212) 370-7889

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box:

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)

Common stock of the registrant, par value $.001 per share (2)(3)	64,500,000	$.05	$3,225,000	$379.53
Common stock of the registrant, par value $.001 per share (2)(4)	12,000,000	$.03	$360,000	$42.37
Total	76,500,000	$.03	$3,225,000	$421.90

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the closing price ($.03) on the Over the Counter Pink Sheets on June 9, 2006, the date of the last reported trade. Total fee previously paid. See note 2.

(2) In accordance with Rule 457(g), the registration fee for these shares is calculated based upon a price which represents the highest of: (i) the price at which the convertible notes may be converted at; (ii) the offering price of securities of the same class included in this registration statement; or (iii) the price of securities of the same class, as determined pursuant to Rule 457(c).

(3) The shares of our Common Stock being registered hereunder are being registered for resale by the selling stockholder named in the prospectus upon the conversion of an outstanding secured convertible note. In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions. The number of shares of our Common Stock registered hereunder represents a good faith estimate by us of the number of shares of our Common Stock issuable upon the conversion of the secured convertible note, as well as shares which may be paid as interest on the note. For purposes of estimating the number of shares of our Common Stock to be included in this registration statement, we calculated a good faith estimate of the number of shares that we believe will be issuable upon conversion of the secured convertible notes to account for market fluctuations, anti-dilution and price protection adjustments. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(4) The shares of our Common Stock being registered hereunder are being registered for resale by the selling stockholder named in the prospectus in the event that we decide to use shares of our Common Stock to repay all or a portion of an outstanding note in the principal amount of $240,000. In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions while the note is outstanding.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated July 7, 2006

PROSPECTUS
76,500,000 SHARES

CLAYTON, DUNNING GROUP INC.

COMMON STOCK

This prospectus relates to the resale of up to 64,500,000 shares of our common stock which are issuable upon the conversion of $1,100,100 in aggregate principal amount of a secured convertible note issued to Cornell Capital Partners, LP which may be converted into shares of our common stock at a conversion rate equal to a fixed conversion price of $.05 per share or in the event that our common stock is quoted on the OTC Bulletin Board, the conversion price shall be at the lower of $.05 per share or an amount equal to 80% of the lowest closing bid price of our common stock for the five (5) days immediately preceding conversion. In addition, the selling shareholder holds a note in the principal amount of $240,000 which we may repay using shares of our common stock, and for which we have provided for 12,000,000 shares for resale by the note holder under this prospectus for these purposes. The selling stockholder may sell its common stock from time to time at prevailing market prices once the registration statement of which this Prospectus is a part has been declared effective. We will not receive any proceeds from the sale of the shares by the selling stockholder.

Our Common Stock is quoted on the pink sheets under the symbol “CGGP.PK”. There is not an active trading market for our securities. On June 9, 2006, the date of the last reported trade of our common stock, the closing price of our Common Stock as reported was $0.03.

The selling stockholder, and any participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act of 1933. The selling stockholder has informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock. We agreed with the selling stockholder to pay the expenses of registering the shares of our Common Stock which are included in this Prospectus.

INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU MAY LOSE YOUR ENTIRE INVESTMENT. CONSIDER CAREFULLY THE “RISK FACTORS” BEGINNING ON PAGE __ OF THIS PROSPECTUS BEFORE INVESTING.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ______ , 2006

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized anyone, including any salesperson or broker, to give oral or written information about this offering, Clayton Dunning Group, Inc., or the shares of common stock offered hereby that is different from the information included in this prospectus. If anyone provides you with different information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus is not an offer to sell any securities other than the shares of common stock offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. The information in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or of any sale of our securities.

PROSPECTUS SUMMARY

Although it contains all material information, this summary is not complete and may not contain all of the information that you should consider before investing in our Common Stock. You should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under “risk factors,” and our financial statements and the accompanying notes. In this prospectus, “we”, “us” “Company” “Clayton” and “our”, refer to Clayton, Dunning Group Inc., a Nevada company, its subsidiary Clayton Dunning Group, Inc., a Florida company, (“Clayton Florida”) and Clayton Dunning & Company, Inc., a Florida company which is owned by Clayton Florida, unless the context otherwise requires.

Business

We are a Nevada corporation originally formed in 1995, as United States Alternate Energy Corporation. In May 1999, we changed our name to Phelps Engineered Plastics Corporation and operated the business of Phelps Engineered Plastics Inc., a Delaware company until we sold all of the assets of Phelps Engineered Plastics, Inc in April 2003. These were our only assets at such time. In July 2005, we acquired substantially all of the capital stock of Clayton, Dunning Group Inc., a Florida corporation (“Clayton Florida”) and changed the name of the company from Phelps Engineered Plastics Inc. to our current name, Clayton Dunning Group, Inc. Certain persons owning shares of the Series A preferred stock of Clayton Florida continue to own shares of the Series A preferred stock of Clayton Florida. As a result of the transaction with Clayton, Dunning Group, Inc. the shareholders of Clayton Dunning Group, Inc., including our Chief Executive officer Robert Lau, became the holders of a majority of our outstanding common stock. Therefore, although for corporate law purposes the acquiring entity was Phelps Engineered Plastics, for accounting purposes the acquirer was deemed to be Clayton Dunning Group, Inc. The financial information and statements included in this prospectus are those of Clayton Dunning Group, Inc. and its subsidiary, Clayton Dunning & Company, Inc.

Clayton Florida is a Florida corporation organized on March 11, 2003 under the name Faith Financial Holdings Inc. On September 18, 2003, Clayton Florida changed its name to Clayton, Dunning Group Inc. We presently conduct our business primarily through Clayton Florida's subsidiary Clayton, Dunning & Company, Inc. (“CDC”). Other than CDC, we do not presently have any material operations. CDC is a registered broker-dealer with the Securities and Exchange Commission, a member of the National Association of Securities Dealers, Inc. and a member of Securities Investors Protection Corp. (“SIPC”). CDC commenced operations in November 1995 as a division of Moore & Cabot, Inc., a member of the New York Stock Exchange and became a registered NASD securities brokerage firm in May 1997. Since we had no operations prior to our acquisition of Clayton Florida (and its subsidiary CDC), certain financial information contained in this prospectus reflects the operations of CDC.

CDC clears all of its securities transactions through its clearing brokers. These clearing firms provide CDC with back office support, including the processing of securities trades. CDC has approximately 8 registered representatives and services approximately 700 retail and institutional customers, which comprise over $15 million in customer assets. CDC’s revenues consist primarily of commissions and fee income from individual and institutional investors’ securities transactions in listed and over-the-counter stocks. During the fiscal year ended December 31, 2003, CDC had only five registered representatives and had revenue of only $4,632. For the fiscal year ended December 31, 2004, CDC had total revenue of $1,689,210 and for the year ended December 31, 2005 had total revenue of $1,604,369. For the fiscal quarter ended March 31, 2005, CDC had total revenue of $380,523 and for the quarter ended March 31, 2006 had total revenue of $344,723.

Substantially all of our revenue has been derived through the securities brokerage activities of CDC. We had consolidated revenues of $1,604,369 in the 12 months ended December 31, 2005, all from its subsidiary, Clayton, Dunning & Company Inc., a decrease from $1,689,210 in the 12 months of 2004. Our net loss increased to a loss of $718,961 for the 12 months of 2005, compared with a loss of $187,216 in the 12 months of 2004. For the fiscal quarter ended March 31, 2006, we had consolidated revenue of $344,723 and a net loss of $168,328. At June 1, 2006 we had cash available of approximately $21,000 and expect this amount of cash, when combined with revenue, to last approximately 2 to 3 months. We will need to increase our revenue, obtain additional capital (which may be debt or equity) or further expenses.

All of CDC’s registered representatives operate from the New York office of CDC which is located at 45 Broadway, Suite 3030, New York, NY 10006. CDC is licensed to conduct its brokerage activities in approximately 34 states and the District of Columbia. The firm intends to builds its business through direct contact with potential clients and referrals from present clients. CDC does no advertising with the exception of an occasional classified advertisement for potential employees. Its website is at claytondunning.com. Its principal customers are individuals and small institutional investors. CDC is also engaged as an investment banker and assists small and micro-capitalization public companies in raising capital through the placement of restricted securities privately with individuals and institutions which qualify as accredited investors, as defined by Regulation D of the Securities Act of 1933. During the fiscal year ended December 31, 2004 and December 31, 2005 CDC had revenue of approximately $157,578 and $139,669, respectively, related to its investment banking business. During the fiscal quarter ended March 31, 2006, we had revenue of $5,008 related to our investment banking business. We have not participated in any public offerings to date.

We intend to build our business as a diversified owner of financial services enterprises. Primarily, we intend to focus our expansion upon the investment banking sectors of our business, and do not expect to significantly increase our brokerage operations at this time.

In addition to CDC, we have formed the following wholly owned subsidiaries and are negotiating with experienced executives to manage them (although no operations have been commenced to date other than formation activities):

•
Clayton, Dunning Asset Management Inc., a Florida corporation through which we expect to pursue a business of managing individual accounts, mutual funds and other types of funds investing in securities.

•
Clayton, Dunning Futures Inc., a Florida corporation is registered with the National Futures Association as Commodity Trading Advisor and a Commodity Pool Operator, which may manage Commodity Pools and Funds.

•	Clayton, Dunning Capital Partners Inc., a Florida corporation, through which to expected to provide financial advisory services to corporate clients.

•
Clayton, Dunning Global Partners LLC, a Florida limited liability company of which we own a 40% ownership interest, formed to promote financial advisory services to Asian Companies seeking to have their securities traded in the U.S. markets.

Recent Events

Completion of Private Placement

To obtain funding for the purpose of payment of general corporate and operating purposes, on December 22, 2004 Clayton Florida entered into a Securities Purchase Agreement with Cornell Capital Partners, LP for the sale of $1,075,000 in secured convertible notes. Effective September 29, 2005, the notes were amended and restated into one note in the principal amount of $1,100,100 to reflect accrued interest and we became the primary obligor under the note. Simultaneously with the restatement of the note, the side agreements (as discussed below) originally entered into by Clayton Florida, were assigned to, and assumed by the Company. The note is due and payable, unless converted by the holder, on September 29, 2008 and bears interest at five percent (5%) per annum. The note is convertible into shares of our common stock equal to a fixed conversion price of $.05 per share or in the event that our common stock is quoted on the OTC Bulletin Board, the conversion price shall be at the lower of $.05 per share or an amount equal to 80% of the lowest closing bid price of our common stock for the five (5) days immediately preceding conversion. As of the date of this prospectus, the holder had converted $10,000 of the note into 625,000 shares. The securities were sold in reliance upon the exemptions provided under Section 4(2) of the Securities Act of 1933, as amended, and/or Rule 506 of Regulation D promulgated thereunder. Payment of the principal and interest on the note is secured by a lien and security interest in favor of the holder of the note on substantially all of the assets of the Company and by a guarantee by Clayton Florida. Further, the principal shareholders of the Company, including our Chief Executive Officer Robert Lau, pledged an aggregate of 113,131,453 shares of Common Stock in the Company (representing approximately 95 % of the outstanding shares as of December 31, 2005) in favor of Cornell Capital to secure the Company’s obligations under the note.

In connection with the transaction with Cornell Capital, we entered into a registration rights agreement whereby we agreed to register the underlying shares of Common Stock for resale under the Securities Act. This prospectus relates to the resale of the Common Stock underlying the secured convertible note. Under the registration rights agreement, we agreed to file a registration statement with the Securities and Exchange Commission to allow for the resale of the shares of common stock underlying the note. We agreed to include for registration a number of shares equal to the greater of (i) 25,000,000 shares or (i) a number of shares equal to five times the number of shares determined by dividing the principal amount of the note by 80% of the average closing price of our common stock, as well as additional shares to provide for payment in shares of interest and anti-dilution. We agreed to use our best efforts to have the registration declared effective by the SEC within 120 days of the filing date. It would constitute an event of default under the registration rights agreement if the registration rights agreement was not declared effective within 150 days of the filing date. In the event that we do not satisfy the aforementioned deadlines, or if we are unable to maintain the effectiveness until all the shares may have been sold by the holders, the holders will be entitled to liquidate damages equal to 2% of the liquidated value of the note. We have failed to satisfy the 150 day deadline, and this has incurred to 2% penalty.

Simultaneously with the execution of the purchase agreement, we executed a second note, in the principal amount of $240,000, in favor of Cornell Capital. This note reflects financing charges required by the lender. The note does not bear interest unless there is a default, at which time interest shall accrue at 18% per annum. We may pay the note in cash or, at our option in shares of Common Stock, provided that the shares of Common Stock have been registered for resale under the Securities Act and the rules and regulations of the SEC. The note represents fees payable to Cornell Capital. The note is payable in equal monthly installments commencing on the second month after the date that the registration statement, of which this prospectus forms a part, is declared effective.

For a more detailed discussion of the notes and related agreements please refer to the discussion under “Description of Securities”.

Recent Management Change

Effective August 15, 2005, the Company restructured its senior management and that of its subsidiary, CDC. As of that date, Mr. Kenneth E. Sidler resigned as President of the Company and as President and Chief Executive Officer of CDC. He was replaced as President and Chief Executive Officer of CDC by Robert C. Lau, who added these two titles to his previous ones as Chairman and Chief Financial Officer of CDC.

Recent Office Change

CDC has assigned its lease for approximately 10,000 square feet of office space at 40 Wall Street, 31st Floor, New York, New York, to another tenant, and has signed a sub-lease for approximately 2,300 square feet of office space at 45 Broadway, Suite 3030, New York, New York 10006. By doing so, the office rent of CDC has been reduced from approximately $24,000 per month to approximately $5,300 per month. CDC has relocated its offices to the space at 45 Broadway office effective December 1, 2005.

Our executive office is located at 2901 South Bayshore Drive, #1E, Miami, Florida 33133 and our telephone number at this location is (305) 445-8776.

The Offering

We are not offering any securities for sale. The securities to be sold will be sold by the selling stockholder who purchased the convertible note issued on September 29, 2005.

Common stock offered	Up to an aggregate of 76,500,000 shares (1)

Common stock outstanding	116,685,482 (2)

Use of proceeds	We will not receive any proceeds from the sale of the 64,500,000 shares of common stock subject to resale by the selling stockholders under this prospectus.

Risk factors	An investment in our common stock involves a high degree of risk and could result in a loss of your entire investment.

Pink Sheet ticker symbol	CGGP.PK

(1) Includes shares which may be issued in connection with the outstanding secured convertible note in the aggregate principal amount of $1,100,100 issued by us to Cornell Capital Partners, LP, which are convertible into shares of our Common Stock (the 64,500,000 shares represents a good faith estimate of the shares underlying the secured convertible notes to account for market fluctuations, anti-dilution and price protection adjustments). Until our common stock is quoted on the OTC Electronic Bulletin Board the notes will convert at a fixed price of $.05 per share. Also includes an additional 12,000,000 shares for resale which we may issue to Cornell Capital in lieu of cash repayment of the outstanding $240,000 principal amount note held by Cornell Capital.

(2)   Does not include any shares of our common stock issuable upon conversion of the $1,100,100 note issued to Cornell Capital or shares issuable upon conversion of the Series A Preferred Stock or in payment of the $240,000 note. There are no other convertible securities outstanding other than our Series A Preferred Stock. As of the date hereof, Cornell Capital had converted $10,000 of its $1,100,100 note into 625,000 shares.

Unless otherwise indicated, all information contained in this prospectus is as of the date hereof.

SUMMARY FINANCIAL INFORMATION

The following tables set forth the summary financial information for our company. You should read this information together with the financial statements and the notes thereto appearing elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA

	For the quarter ended March 31, 2006 (Unaudited)	For the year Ended December 31, 2005 (Audited)	For the Year Ended December 31, 2004 (Audited)
Net revenues	$344,723	$1,604,369	$1,689,210

Operating expenses	$499,300	$2,278,289	$1,870,932

Loss from operations	$(154,577)	$(673,920)	$(181,722)

Other income (expense), net	$(13,751)	(45,041)	(5,494)

Net loss	$(168,328)	$(718,961)	$(187,216)

Net loss per share - basic and diluted	$(0.00)	$.01	$.00

Weighted average common shares outstanding	$116,685,482	116,685,482	116,685,482

Condensed Consolidated Balance Sheet Data

	For the quarter Ended March 31, 2006 (Unaudited)	As of December 31, 2005 (Audited)	As of December 31, 2004 (Audited)

Cash and cash equivalents	$1,652	$44,973	$130,326

Total assets	$586,548	$667,259	$1,007,129

Working capital	$(16,440)	$89,265	$204,546

Current liabilities	$197,305	$128,021	$117,802

Total Liabilities	$1,360,182	$1,272,565	$932,802

Stockholders’ (deficit) equity	$(773,634)	$(605,306	$74,327

RISK FACTORS

You should carefully consider the risks described below before buying shares of our Common Stock in this offering. If any of the adverse events described in this risk factors section actually occur, our business, results of operations and financial condition could be materially adversely affected, the trading price of our common stock could decline and you might lose all or part of your investment. We have had operating losses to date and cannot assure that we will be profitable in the foreseeable future.

RISKS RELATED TO OUR BUSINESS

WE HAVE INCURRED HISTORICAL LOSSES AND EXPECT TO CONTINUE TO INCUR LOSSES FOR THE FORESABEL FUTURE. AS A RESULT, WE MAY NOT BE ABLE TO GENERATE PROFITS, SUPPORT OUR OPERATIONS, OR ESTABLISH A RETURN ON INVESTED CAPITAL.

We incurred losses in March 31, 2005 of $93,869. We also incurred losses for March 31, 2006 of $168,328. As of March 31, 2005, we had a working capital of $143,536. As of March 31, 2006, we had working capital of ($16,440). In addition, we expect to increase our infrastructure and operating expenses to fund our anticipated growth and diversification. For March 31, 2006, we generated only $344,723 in gross revenue and generated a loss from operations of $718,961. As a result, we may not generate profits in 2006 or thereafter and may not be able to support our operations or diversification, or otherwise establish a return on invested capital. We cannot assure you that any of our business strategies will be successful or that significant revenues or profitability will ever be achieved or, if they are achieved, that they can be consistently sustained or increased on a quarterly or annual basis.

WE HAVE A LIMITED AMOUNT OF CASH AND ARE LIKELY TO REQUIRE ADDITIONAL CAPITAL TO CONTINUE OUR OPERATIONS.

We have a limited amount of available cash and will likely require additional capital to successfully implement our business plan. At March 31, 2006 and June 1, 2006, we had only $1,652 and $21,000, respectively, in available cash and expect this cash to last for approximately 2 to 3 months when combined with operating revenue unless we can increase revenue and/or further cut expenses. Although we completed a private placement of gross proceeds of $1.075 million through the sale of three-year secured convertible notes to Cornell Capital Partners L.P. (restructured into one note of $1,100,100 principal amount in September 2005) we have a need for additional capital. We will require additional capital in order to expand our operations. There can be no assurance that we will be able to obtain additional funding when needed, or that such funding, if available, will be obtainable on terms acceptable to us. In the event that our operations do not generate sufficient cash flow, or we cannot obtain additional funds if and when needed, we may be forced to curtail or cease our activities, which would likely result in the loss to investors of all or a substantial portion of their investment.

WE MAY BE REQUIRED TO RAISE ADDITIONAL FUNDS THROUGH THE SALE OF ADDITIONAL SECURITIES WHICH COULD ADVERSELY IMPACT CURRENT SECURITY HOLDERS.

We expect that we will be required to raise additional capital. To the extent that the Company obtains additional financing through the issuance of additional equity securities, any such issuance may involve substantial dilution to the Company's then-existing stockholders. Additionally, to the extent that the Company incurs indebtedness or issues debt securities, the Company will be subject to all of the risks associated with incurring substantial indebtedness, including the risks that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on any such indebtedness. Any inability to obtain additional financing in a timely manner will have a material adverse effect on the Company that could require the Company to significantly curtail or possibly cease its operations.

PERIODS OF DECLINING SECURITIES PRICES, DECREASING TRADE VOLUMES, OR UNCERTAINTY IN THE PUBLIC EQUITY MARKETS MAY ADVERSELY AFFECT OUR REVENUES.

Our future revenues are likely to be lower during periods of declining securities prices or reduced securities market activity The public markets have historically experienced significant volatility not only in the number and size of share offerings, but also in the secondary market trading volume and prices of newly issued securities. Activity in the private equity markets frequently reflects the trends in the public markets. As a result, our revenues from brokerage activities may also be adversely affected during periods of declining prices or reduced activity in the public markets.

WE MAY NOT BE ABLE TO ADAPT WITH RAPID TECHNOLOGICAL CHANGE IN A COST EFFECTIVE MANNER, WHICH COULD MATERIALLY ADVERSELY IMPACT OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS.

Financial services businesses are characterized by rapid technological change, changes in customer requirements, frequent new service and product introductions and enhancements and evolving industry standards. Our future success will depend on our ability to enhance our existing services and products. We must also develop new services and products that address the increasingly sophisticated and varied needs of our customers and prospective customers. We must respond to technological advances and evolving industry standards and practices on a timely and cost-effective basis. The development and enhancement of services and products entails significant technical and financial risks. We may fail to; use new technologies effectively; adapt services and products to evolving industry standards; or develop, introduce and market service and product enhancements or new services and products.

In addition, we may experience difficulties that could delay or prevent the successful development, introduction or marketing of our services and products, and our new service and product enhancements may not achieve market acceptance. If we encounter these problems, our business, financial condition and operating results may be materially adversely affected.

OUR BUSINESS IS DEPENDENT UPON TELECOMMUNICATIONS AND INFORMATION PROCESSING SYSTEMS AND COULD BE HARMED BY A DISRUPTION OR FAILURE OF THESE SYSTEMS

Like other securities and securities-related businesses, we are highly dependent on information processing and telecommunications systems. Our business is highly dependent on our ability, and the ability of our clearing firms, to process, on a daily basis, a large and growing number of transactions across numerous and diverse markets. Consequently, we and our clearing firms rely heavily on our respective financial, accounting, telecommunications and other data processing systems. If any of these systems fail to operate properly or become unavailable due to problems with our physical infrastructure, we could suffer financial loss, a disruption of our business, liability to clients, regulatory intervention or reputational damage. In addition, we are aware that other companies in our industry have had problems due to high volume of telephone and e-mail customer inquiries that has at times strained the capacity of their telecommunications systems and customer service staffs, and has also led to temporary disruptions in website service. Thus, any inability of systems used to accommodate an increasing volume of transactions and customer inquiries could also constrain our ability to expand our businesses and could damage our reputation.

THE SECURITIES BUSINESS IS INHERENTLY RISKY AND PRINCIPAL AND BROKERAGE TRANSACTIONS EXPOSE US TO POTENTIAL LOSSES.

The securities business, by its very nature, is subject to various risks and contingencies, many of which are beyond the ability of our management to control. These contingencies include economic conditions generally and in particular those affecting securities markets, interest rates, discretionary income available for investment; losses which may be incurred from underwriting and trading activities; customer inability to meet commitments, such as margin obligations; customer fraud; and employee misconduct and errors. We face operational risks arising from potential mistakes made in the confirmation or settlement of transactions or from the failure to properly record, evaluate or account for transactions. Pursuant to our arrangements with our clearing firms, the clearing and depository operations for us and our customers’ securities transactions are provided by a clearing broker-dealer. We earn commissions as an introducing broker for the transactions of its customers. In the normal course of business, our customer activities involve the execution and settlement of various customer securities transactions. These activities may expose us to off-balance-sheet risk in the event the customer or other broker is unable to fulfill its contracted obligations and we have to purchase or sell the security underlying the contract at a loss. Our customer securities are transacted on either a cash or margin basis. In margin transactions, the clearing broker extends the credit to our customer, subject to various regulatory margin requirements, collateralized by cash and securities in the customers’ accounts. However, we are required to contact the customer and to either obtain additional collateral or to sell the customer’s position if such collateral in not forthcoming. We are responsible for any losses on such margin loans, and we are required to indemnify our clearing brokers for losses that the clearing brokers may sustain from the customer accounts introduced by us.

THE FAILURE OF BROKERAGE CUSTOMERS TO MEET THEIR MARGIN REQUIREMENTS COULD RESULT IN SIGNIFICANT LIABILITIES.

The brokerage business, by its nature, is subject to risks related to defaults by our customers in paying for securities they have agreed to purchase and delivering securities they have agreed to sell. Our clearing brokers may make margin loans to our customers in connection with their securities transactions. We are required by contract to indemnify our clearing brokers for, among other things, any loss or expense incurred due to defaults by our customers in failing to repay margin loans or to maintain adequate collateral for those loans. We will be subject to risks inherent in extending credit, especially during periods of volatile markets or in connection with the purchase of highly volatile stocks, which could lead to a higher risk of customer defaults.

COMPETITION IN THE BROKERAGE INDUSTRY MAY ADVERSELY IMPACT CDC’S RETAIL SECURITIES BUSINESS.

CDC encounters intense competition in all aspects of its business and competes directly with many other securities firms, a significant number of which offer their customers a broader array of financial services, have substantially greater resources and may have greater operating efficiencies. In addition, a number of firms offer discount brokerage services to individual retail customers and generally effect transactions at lower commission rates on an "execution only" basis without offering other services such as investment recommendations and research. The further expansion of discount brokerage firms could adversely affect CDC’s retail business. Moreover, there is substantial commission discounting by full-service broker-dealers competing for institutional and individual brokerage business. The possible increase of these discounting could adversely affect CDC. Other financial institutions, notably commercial banks and savings and loan associations, offer customers some of the services and products currently provided by securities firms, such as CDC. In addition, certain large corporations have entered the securities industry by acquiring securities firms. While it is not possible to predict the type and extent of competitive services that banks and other institutions ultimately may offer to customers, we may be adversely affected to the extent those services are offered on a large scale.

EMPLOYEE MISCONDUCT COULD HARM US AND IS DIFFICULT TO DETECT AND DETER.

There have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years, and we run the risk that employee misconduct could occur. Misconduct by employees could bind us to transactions that exceed authorized limits or present unacceptable risks, or hide from us unauthorized or unsuccessful activities. In either case, this type of conduct could result in unknown and unmanaged risks or losses. Employee misconduct could also involve the improper use of confidential information, which could result in regulatory sanctions and serious reputational harm. It is not always possible to deter employee misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases.

THE SECURITIES INDUSTRY IN WHICH WE OPERATE IS HEAVILY REGULATED BY THE SEC, STATE REGULATORS, AND THE NASD. IF WE FAIL TO COMPLY WITH APPLICABLE LAWS AND REGULATIONS, WE MAY FACE PENALTIES OR OTHER SANCTIONS THAT MAY BE DETRIMENTAL TO OUR BUSINESS.

The securities industry in the United States is subject to extensive regulation under both federal and state laws. Broker-dealers are subject to regulations covering all aspects of the securities business, including:

•	sales methods;
•	trade practices among broker-dealers;
•	use and safekeeping of customers’ funds and securities; capital structure;
•	record keeping;
•	conduct of Directors, officers, and employees; and
•	supervision of employees, particularly those in branch offices.

The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the securities markets, rather than protection of creditors and stockholders of broker-dealers.

Uncertainty regarding the application of these laws and other regulations to our business may adversely affect the viability and profitability of our business. The SEC, the NASD, other self-regulatory organizations and state securities commissions can censure, fine, issue cease-and-desist orders, or suspend or expel a broker-dealer or any of its officers or employees. Our ability to comply with all applicable laws and rules is largely dependent on our establishment and maintenance of a compliance system to ensure such compliance, as well as our ability to attract and retain qualified compliance personnel. We could be subject to disciplinary or other actions due to claimed noncompliance in the future, and the imposition of any material penalties or orders on us could have a material adverse effect on our business, operating results and financial condition. In addition, it is possible that noncompliance could subject us to future civil lawsuits, the outcome of which could harm our business.

In addition, our mode of operation and profitability may be adversely affected by:

•	additional legislation;
•	changes in rules promulgated by the SEC, state regulators, the NASD, and other regulatory and self-regulatory organizations; and
•	changes in the interpretation or enforcement of existing laws and rules.

THE FAILURE TO REMAIN IN COMPLIANCE WITH THE NET CAPITAL RULE WOULD ADVERSELY AFFECT OUR ABILITY TO CONTINUE TO OPERATE AS A BROKER-DEALER.

The SEC, the NASD and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by securities brokers, including the SEC`s Uniform Net Capital Rule (the “Net Capital Rule”). Net capital is the net worth of a broker or dealer (assets minus liabilities), less certain deductions that result from excluding assets that are not readily convertible into cash and from conservatively valuing certain other assets. Failure to maintain the required net capital may subject a firm to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD and other regulatory bodies and ultimately could require the firm’s liquidation. Our minimum net capital requirement is $6,000.

In addition, a change in the Net Capital Rules, the imposition of new rules or any unusually large charge against net capital could limit those aspects of our contemplated operations that require the intensive use of capital, such as trading activities and the financing of customer account balances. A significant operating loss or any unusually large charge against net capital could adversely affect our ability to operate and expand, which could have a material adverse effect on our business, financial condition and operating results.

CDC is presently in compliance with its net capital requirements.. At December 31, 2005 we had approximately $106,173 of net capital. There can be no assurance, however, that it will not fall below minimum net capital requirements in the future. At March 31, 2006 we had $106,868_ of net capital.

WE MAY BE UNABLE TO OBTAIN CRITICAL GOODS OR SERVICES FROM OUR SUPPLIERS.

We obtain financial information from a number of third-party suppliers of software and information services. We believe we have available to us at comparable cost a number of alternative sources of supply of these items of software and information services, to provide adequate replacements on a timely basis, if arrangements with any of our current suppliers are abrogated. We have established a number of relationships with third-party suppliers of software and information services. There can be no assurance that such relationships will continue or that timely replacement of such services will be available in the future.

OUR FUTURE SUCCESS IS DEPENDENT ON THE PERFORMANCE AND CONTINUED SERVICE OF OUR KEY EMPLOYEES AND OUR ABILITY TO ATTRACT AND RETAIN SKILLED PERSONNEL. THE LOSS OF ANY OF OUR KEY EMPLOYEES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS.

We believe that our success depends to a significant extent on the efforts and abilities of certain of our management personnel, in particular those of Robert C. Lau, our Chairman of the Board, Chief Executive Officer and Director. The loss of the services of Mr. Lau could have a material adverse effect on our business, prospects, operating results, and financial condition. We expect to hire additional persons who are expected to be key persons in our organization and upon whom we will rely to operate our businesses. We do not presently have key man life insurance policies and do not intend to obtain any unless required to do so under future financing arrangements. There can be no assurance that such policies will be available to us on commercially reasonable terms, if at all. Additionally, our ability to realize our business plan could be jeopardized if any members of our senior management become incapable of fulfilling their obligations to us and a capable successor is not found on a timely basis. There can however be no assurance that, in such event, we will be able to locate and retain a capable successor to any member of management.

RISKS RELATED TO HOLDING OUR SECURITIES

THERE ARE A LARGE NUMBER OF SHARES UNDERLYING OUR SECURED CONVERTIBLE NOTES THAT MAY BE AVAILABLE FOR FUTURE SALE AND THE SALE OF THESE SHARES AND OTHER OUTSTANDING SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

As of the date of this prospectus, we had a secured convertible note outstanding that may be converted into an estimated 64,500,000 shares of our Common Stock at a fixed price of the $.05 per share or if our shares are traded on the OTC Electronic Bulletin Board, at a 20% discount to the current market price at the time of conversion. All of the shares may be sold without restriction following the date that the registration statement of which this prospectus forms a part becomes effective. The sale of these shares may adversely affect the market price of our Common Stock. We have very limited trading in our securities on the “Pink Sheets”. Any significant sale of securities would have a material adverse effect upon our stock price.

The issuance of shares upon conversion of the secured convertible note may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholders may not convert it secured convertible note if such conversion or exercise would cause it to own more than 4.99% of our outstanding common stock, this restriction does not prevent the selling stockholder from converting some of its note, selling the underlying stock and then subsequently converting the remainder of its note, in whole or in part. In this way, the selling stockholder may sell more than 4.99% while never holding more than the foregoing limit at any one time.

Other than limits set forth in our Articles of incorporation, there is no upper limit on the number of shares that may be issued which may in effect further dilute the proportionate equity interest and voting power of holders of our common stock, including persons who may purchase shares from the selling stockholder.

Of the total shares outstanding as of the date of this prospectus, 3,554,029 shares of issued and outstanding common stock are eligible to be sold at any time. Market sales of large amounts of our common stock, or the potential for those sales even if they do not actually occur, may have the effect of depressing the market price of our common stock. In addition, if our future financing needs require us to issue additional shares of common stock or securities convertible into common stock, the supply of common stock available for resale could be increased which could stimulate trading activity and cause the market price of our common stock to drop, even if our business is doing well.

IF WE ARE REQUIRED FOR ANY REASON TO REPAY OUR OUTSTANDING SECURED CONVERTIBLE NOTE, WE WOULD BE REQUIRED TO DEPLETE OUR WORKING CAPITAL, IF AVAILABLE, OR RAISE ADDITIONAL FUNDS. OUR FAILURE TO REPAY THE SECURED CONVERTIBLE NOTE, IF REQUIRED, COULD RESULT IN LEGAL ACTION AGAINST US, WHICH COULD REQUIRE THE SALE OF SUBSTANTIAL ASSETS.

The secured convertible note issued in September 2005 is due and payable, with 5% interest, on September 29, 2008, unless sooner converted into shares of our common stock. In addition, any event of default such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holder, our failure to timely file a registration statement or have such registration statement declared effective, breach of any covenant, representation or warranty in the Securities Purchase Agreement or related convertible note, the assignment or appointment of a receiver to control a substantial part of our property or business, the filing of a money judgment, writ or similar process against us in excess of $50,000, the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against us could require the early repayment of the secured convertible notes. If we are required to repay the secured convertible note, in whole or in part, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the note when required, the note holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

OUR COMMON STOCK COULD BE CONSIDERED A “PENNY STOCK” AND BROKER-DEALER REQUIREMENTS RELATED TO PENNY STOCKS MAY AFFECT TRADING AND LIQUIDITY IN OUR SECURITIES.

Our common stock will be considered to be a “penny stock” if it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended. These include but are not limited to, the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a “recognized” national exchange; (iii) it is not quoted on The Nasdaq Stock Market, or even if quoted, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. As of the date of this prospectus, our Common Stock will qualify as a penny stock.

Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account. Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be “penny stocks.” Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. One of the principal result or effect of being designated a “penny stock” is that securities broker-dealers cannot recommend the stock but must trade it on an unsolicited basis. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

WE HAVE THE RIGHT TO ISSUE UP TO 14,999,999 SHARES OF “BLANK CHECK” PREFERRED STOCK, WHICH MAY ADVERSELY AFFECT THE VOTING POWER OF THE HOLDERS OR OTHER OF OUR SECURITIES AND MAY DETER HOSTILE TAKEOVERS OR DELAY CHANGES IN MANAGEMENT CONTROL.

We may issue up to 14,999,999 shares of our preferred stock from time to time in one or more series, and with such rights, preferences and designations as our board of directors may determinate from time to time. To date, we have not issued any shares of preferred stock. Our board of directors, without further approval of our common stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series of our preferred stock. Issuances of additional shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of other of our securities and may, under certain circumstances, have the effect of deterring hostile takeovers or delaying changes in management control.

OUR COMMON STOCK PRICE MAY BE VOLATILE, WHICH SUBSTANTIALLY INCREASES THE RISK THAT YOU MAY NOT BE ABLE TO SELL YOUR SHARES AT OR ABOVE THE PRICE THAT YOU MAY PAY FOR THE SHARES.

Because of the limited trading market expected to develop for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you may pay. Certain factors, some of which are beyond our control, that may cause our share price to fluctuate significantly include, but are not limited to, the following:

•	variations in our quarterly operating results;
•	loss of a key relationship or failure to complete significant transactions;
•	additions or departures of key personnel; and
•	fluctuations in stock market price and volume.

Additionally, in recent years the stock market in general, and the over-the-counter markets in particular, have experienced extreme price and volume fluctuations. In some cases, these fluctuations are unrelated or disproportionate to the operating performance of the underlying company. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance.

In the past, class action litigation often has been brought against companies following periods of volatility in the market price of those companies’ common stock. If we become involved in this type of litigation in the future, it could result in substantial costs and diversion of management attention and resources, which could have a further negative effect on your investment in our stock.

WE DO NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK FOR THE FORESEEABLE FUTURE.

We have never paid any cash dividends on our common stock, nor do we contemplate or anticipate paying any dividends upon our common stock in the foreseeable future. Present and future stockholders should not rely upon the potential payment of dividends in order to obtain capital appreciation on our stock. Any future capital appreciation will be contingent upon an increase in our stock price, and the ability of the stockholder to sell our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholder.

MARKET FOR OUR SHARES

Our common stock is quoted on the Pink Sheet under the symbol, “CGGP”.PK.

The following table contains information about the range of high and low bid prices for our common stock for each full quarterly period in our last two fiscal years and for this past quarterly period (through March 31, 2006), based upon reports of transactions on the Pink Sheets.

Fiscal Quarter End	Low Bid	High Bid
December 31, 2003	$0.01	$0.26
March 31, 2004	$0.01	$0.03
June 30, 2004	$0.01	$0.03
September 30, 2004	$0.01	$0.01
December 31, 2004	$0.01	$0.02
March 31, 2005	$0.01	$0.02
June 30, 2005	$0.01	$0.10
September 30, 2005	$0.01	$0.01
December 31, 2005	$0.04	$0.04
March 31, 2006	$0.03	$0.03

The source of these high and low prices was the Pink Sheets. These quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not represent actual transactions. The high and low prices listed have been rounded up to the next highest two decimal places. There is an extremely limited trading market in our Common Stock.

The market price of our common stock is subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market for the products we distribute, and other factors, over many of which we have little or no control. In addition, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our common stock, regardless of our actual or projected performance. On June 9, 2006, the closing bid price of our common stock as reported by the Pink Sheets was $0.03 per share.

HOLDERS

As of June 30, 2006, there were approximately 522 shareholders of record of our common stock.

DIVIDEND POLICY

Holders of the outstanding Class A and Class C Preferred stock (we do not have any Series B stock ) are not entitled to receive dividends as a class and may otherwise receive dividends with our Common Stock only as may be declared by our Board of Directors. The Board of Directors has sole discretion to determine: (i) whether to declare a dividend; (ii) the dividend rate, if any, on the shares of any class or series, and whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that class or series. We have no current intention to pay any dividends on our capital stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this Prospectus.

This filing contains forward-looking statements. The words “anticipated,”  “believe,”  “expect,” “plan,”  “intend,”  “seek,”  “estimate,”  “project,”  “could,”  “may,” and similar expressions are intended to identify forward-looking statements. These statements include, among others, information regarding future operations, future capital expenditures, and future net cash flow. Such statements reflect our management’s current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, general economic and business conditions, changes in political, social, and economic conditions, regulatory initiatives and compliance with governmental regulations, the ability to achieve market penetration and customers, and various other matters, many of which are beyond our control. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated. Consequently, all of the forward-looking statements made in this filing are qualified by these cautionary statements and there can be no assurance of the actual results or developments.

OVERVIEW

We were formed in 1995, as United States Alternate Energy Corporation, but did not have any operations until May 1999. In May 1999, we changed our name to Phelps Engineered Plastics Corporation and operated the business of Phelps Engineered Plastics, Inc. In April 2003, we sold all of the assets of such business and had no operations until July 2005. In July 2005, we acquired all of the capital stock of Clayton Dunning Group, Inc., a Florida corporation, which owns 100% of the capital stock of CDC. As a result of this transaction, the shareholders of Clayton Dunning Group (Florida) , including Robert Lau, became the majority shareholders of the Company. Since we had no assets or operations prior to acquiring Clayton Dunning Group, Inc., the focus of this section is on the operations of Clayton Dunning Group, Inc. and its subsidiary CDC.

In the last two years our operations have been limited to the development of the broker dealer business of CDC. CDC is a broker dealer conducting a general securities business as a member of the National Association of Securities Dealers Inc. and Securities Investors Protection Corporation (“SIPC”). Although our operations to date have been limited, we believe that there is an opportunity for CDC to grow. In addition, our strategy is to build our overall business through the acquisition and building of other financial services businesses, which may include other securities broker dealers, investment management firms, futures firms, life and health insurance agencies, estate and financial planning and real estate firms. We have not yet identified any specific acquisition candidates and any acquisition will require that we raise additional capital and/or issue debt or equity securities. However, there can be no assurance that additional capital will be available to us at all or if available that it will be on favorable terms.

Clearing Broker

We do not hold any funds or securities of our customers, but instead utilize, on a fully disclosed basis, the services of First Southwest Company and Terra Nova Trading as our clearing brokers. As clearing brokers, they process securities transactions for us and the accounts of our customers for which we pay fees. Pursuant to the terms of the agreements with our clearing brokers, we have agreed to indemnify and hold our clearing broker harmless from certain liabilities and claims, including claims arising from the transactions of customers. If customers fail to pay for their purchases or fail to supply the securities that they have sold, and the clearing broker satisfies customer obligations, we would be obligated to indemnify the clearing brokers for any resulting losses. We have not experienced any material losses as a result of the failure of our customers to satisfy their obligations

For the period ended March 31, 2006 Compared to the period ended March 31, 2005

Revenues decreased $35,800 or 9%, for the period ended March 31, 2006, to $344,723 compared to $380,523 for the period ended March 31, 2005. The decrease reflects both a $60,942 or 22% increase in broker operations revenue, and  a $96,742, a 95% decrease in investment banking revenue. Operating expenses increased $32,096 or 7% for the period ended March 31, 2006, to $499,300 compared to $467,204 for the period ended March 31, 2005. Broker commissions, which are directly related to broker operations revenue, decreased by $61,342 or 27% to $163,709 for the period ended March 31, 2006 from $225,051 for the period ended March 31, 2005. Ticket charges (which reflect an expense we incur from our clearing firms for customer securities trades) are also directly related to broker operations revenue and decreased by $286 or 1% for the period ended March 31, 2006 to $20,618 from $20,904 for the period ended March 31, 2005, as a result of decreased trading activity. Salaries increased $31,297, or 40% to $108,779 for the period ended March 31, 2006 from $77,482 at March 31, 2005.

Brokerage operations revenue consists primarily of commission earned from trading activities of clients. Investment banking revenue is comprised primarily of compensation derived from our investment banking activities such as private placements or underwriting activity for corporate clients, or advisory fees for corporate clients. Investment banking revenues are generally more unpredictable than broker operating revenues because we do not necessarily participate in or conduct investment banking transactions for clients in every quarter. During the quarter ended March 31, 2006, we generated only approximately $5,000 of investment banking revenue. Revenue from broker operations and investment banking are expected to fluctuate from quarter to quarter and do not reflect a strategic shift in the business mix by management at this time.

Operating Expenses in the first quarter of 2006 increased over the first quarter of 2005 due to the following factors:

• we had increased NASD and State registration fees in the first quarter of 2006;

• during the first quarter of 2005 we benefited from “free rent” under our prior lease at 45 Wall Street as opposed to rent of approximately $14,000 paid in the quarter ended March 31, 2006;

• the net salaries paid to our empoloyees, including our CEO, were greater in 2006 than the prior year same quarter, and we added 2 additional administrative employees in the quarter ended March 31, 2006, resulting in increased salary expenses; and

• we incurred additional fees of approximately $11,000 during the quarter ended March 31, 2006.

Brokers payout on commissions earned is the result of both broker operations revenue and investment banking revenue. Different brokers are paid different payouts and payouts on different types of business vary. Our payout on broker operations revenues averages approximately 52% after charges to brokers, and our payout on investment banking revenues ranges from 40% to 75%.  In the first quarter of 2005, the total revenues on which brokers were paid $225,051 totaled $365,620, or an average of approximately 61% due to the high mix of investment banking.   In the first quarter of 2006, the total revenues on which brokers were paid $ 163,708 totaled $328,555, or an average of approximately 50% due to the absence of investment banking revenues.

Amortization increased $30,365 or 98% to $61,406 for the period ended March 31, 2006 from $31,041 for the period ended March 31, 2005. The increase in amortization was due to the amortization of the capitalized financing costs that were capitalized with the issuance of the note to Cornell Capital. General and administrative costs increased $20,560 or 26% to $100,425 for the period ended March 31, 2006 from $79,865 for the period ended March 31, 2005. Interest expense increased $6,563, to $13,751 or 91% for the period ended March 31, 2006, from $7,188 for the period ended March 31, 2005. Interest expense increased due to the interest incurred on the debentures issued in the 4th quarter of 2004 and in 2005, and outstanding during the entire period ended March 31, 2006. The net loss increased $74,459 to a loss of $168,328 for the period ended March 31, 2006 from a loss of $93,869 for the period ended March 31, 2005.

For the year ended December 31, 2005 Compared to the year ended December 31, 2004.

Overview

Revenues decreased $84,841 or 5%, for the year ended December 31, 2005, to $1,604,369 compared to $1,689,210 for the year ended December 31, 2004. The decrease was primarily due to a $111,556 or 7% decrease in broker operations revenue, plus a $17,709, or an 11% decrease in investment banking revenue and a $44,424, or 100% increase in other income. During the period, we reduced the number of brokers employed at our firm, both through natural attrition and termination of brokers who we determined did not generate revenue at a level which supported their employment. Operating expenses increased $407,357 or 22% for the year ended December 31, 2005, to $2,278,289 compared to $1,870,932 for the year ended December 31, 2004. Broker commissions, which are directly related to broker operations revenue, increased by $37,842, or 5% to $844,020 for the year ended December 31, 2005 from $806,178, for the year ended December 31, 2004. Although we had less brokers, this was only for part of the period, and the period also included an additional pay period which increased our employee related payroll and payroll expenses. In addition, the broker expenses included payments to one of our brokers for “finders” fees related to an investment banking transaction. Ticket charges which are also directly related to broker operations revenue decreased by $8,113 or 7% for the year ended December 31, 2005 to $102,199 from $110,312 for the year ended December 31, 2004. Salaries increased $100,798, or 35% to $387,752 for the year ended December 31, 2005 from $286,954 at December 31, 2004.
Increased salaries paid in 2005 versus 2004 were the result of a June 1, 2005 salary increase to Ken Sidler when he was promoted from Compliance Officer to President, which increase was to $10,000 per month and an additional increase to Robert C. Lau when he became Chairman and CEO resulting in an increase from $2,500 to $10,000 per month as well. Amortization increased 100% to $162,680 for the year ended December 31, 2005 from $0 for the year ended December 31, 2004. The increase in amortization was due to the amortization of the capitalized financing costs that were capitalized with the issuance of the debentures. General and administrative costs increased $93,027 or 16% to $665,992for the year ended December 31, 2005 from $572,965 for the year ended December 31, 2004. General and administrative costs increased due to increased rent expenses for the year ended December 31, 2005 compared to limited rent for the year ended December 31, 2004. Interest expense increased $39,547, to $45,041 or 719% for the year ended December 31, 2005, from $5,494 for the year ended December 31, 2004. Interest expense increased due to the interest incurred on the debentures issued in the 4 th quarter of 2004 and outstanding during the entire year ended December 31, 2005. The net loss increased $531,745 to a loss of $718,961 for the year ended December 31, 2005 from a loss of $187,216 for the year ended December 31, 2004. We had “other income” of $44,424 which was comprised primirily of  payments from special New York City programs for increasing the number of employees in the downtown New York City area and a sale of third party stock of an unaffiliated entity.

The table below sets forth the amount and approximate percentage of revenue from the following sources during fiscal 2005:

Source	Amount	Percentage
Commissions from
Equity Securities Transactions	$1,420,276	86%

Investment Banking Fees and Commissions	$139,669	14%
Other Income	$44,424	2%

During the fiscal year ended December 31, 2005, we incurred rent expense of $222,625 as compared to rental expense of $126,595 for the prior year. The increased rent expenses reflect a full year of rent at our former 45 Wall Street location, which we vacated in January 2006. We subleased this space to a third party who is also our sublessor in our new office located at 45 Broadway. In year 2004, we were entitled to several months free rent under the existing lease at 45 wall Street. Additionally, rent deposits were returned to us in connection with our move to our new space at 45 Broadway. Further,, we had amortization expense of $162,680 for the year ended December 31, 2005. The $1,100,100 note outstanding was only partially issued on December 22, 2004, and therefore we had no amortization costs for the 2004 year.

Brokerage Operations

Commission Business

The most significant portion of our revenues are derived from commissions generated by our brokerage activities in which we buy and sell securities for our customers on an agency basis, and charge our customers a commission for our services. Our revenue is derived from brokerage transactions in listed and over-the-counter mutual funds. We have agreements with numerous mutual fund management companies pursuant to which we sell shares in a variety of mutual funds. Mutual funds commissions are derived from standard dealers' discounts, which are a small percentage of the purchase price of the shares depending upon the terms of the dealer agreement and the size of the transaction. In addition, most funds permit us to receive additional periodic fees based upon the customer's investment maintained in particular funds.

Investment Banking

Investment banking revenue is derived principally from placement agent fees and commissions as well as the realization of gains from the exercise of warrants received in connection with acting as placement agent in private offerings. In addition, we also are engaged from time to time as a financial consultant to other companies for which we generally receive a cash fee and warrants.

We also participate as a selling group member from time to time in equity offerings.

Clearing Broker

We do not hold any funds or securities of our customers, but instead utilize, on a fully disclosed basis, the services of First Southwest Company and Terra Nova Trading as our clearing brokers. As clearing brokers, they process securities transactions for us and the accounts of our customers for which we pay fees. Pursuant to the terms of the agreements with our clearing brokers, we have agreed to indemnify and hold our clearing broker harmless from certain liabilities and claims, including claims arising from the transactions of customers. If customers fail to pay for their purchases or fail to supply the securities that they have sold, and the clearing broker satisfies customer obligations, we would be obligated to indemnify the clearing brokers for any resulting losses. We have not experienced any material losses as a result of the failure of our customers to satisfy their obligations.

Year Ended December 31, 2004, Compared to Year Ended December 31, 2003

The Company’s consolidated revenues for the year ended December 31, 2004, were $1,689,210, up substantially from $4,632 for the year ended December 31, 2003. The dramatic increase in the consolidated revenues of the Company resulted from an increase in the number of registered representatives undertaken in the beginning of 2004 and an effort to become a full service retail securities business. Through 2003, the size and operations of CDC had been limited to corporate finance business conducted primarily by its owner. In 2004, CDC’s revenues were comprised of commissions from listed and OTC securities transactions and fees and commissions from investment banking business.

Revenues increased $1,684,578 or 363%, for the year ended December 31, 2004, to $1,689,210 compared to $4,632 for the year ended December 31, 2003. The increase was primarily due to a $1,527,200 or 329% increase in broker operations revenue, and by a $157,378, or 100% increase in investment banking revenue. The increases are due to 2004 being the first full year of operations. Expenses increased $1,861,184, or 190% for the year ended December 31, 2004, to $1,870,932 compared to $9,748 for the year ended December 31, 2003. Broker commissions and ticket charges, which are directly related to broker operations revenue, increased by $806,178 and $110,312, or 100% and 100%, respectively, to $806,178 and $110,312 respectively, for the year ended December 31, 2004 from $0 and $0, respectively, for the year ended December 31, 2003. The increases are due to 2004 being the first full year of operations. Salaries increased $286,954 or 100% to $286,954 for the year ended December 31, 2005 from $0 at December 31, 2004. The increase in salaries is due to 2004 being the first full year of operations. General and administrative costs increased $566,748 or 91% to $572,965 for the year ended December 31, 2004 from $6,217 for the year ended December 31, 2003. General and administrative costs increased due to 2004 being the first full year of operations. Interest expense increased $5,494, or 100% for the year ended December 31, 2004, from $0 for the year ended December 31, 2003. Interest expense increased due to the interest incurred on the note that was issued with the debenture issued in the 4th quarter of 2004. The net loss increased $182,100, to a loss of $187,216 for the year ended December 31, 2005 from a loss of $5,116 for the year ended December 31, 2003.

The table below sets forth the amount and approximate percentage of revenue from the following sources during fiscal 2004:

Source	Amount	Percentage

Commissions from
Equity Securities Transactions	$1,531,832	91%

Investment Banking Fees and Commissions	$157,378	9%

As 2004 was the first year of full operations for the Company’s subsidiary, CDC, a comparison with the consolidated expenses of the Company is not relevant. The Company’s consolidated operating expenses for the year ended December 31, 2004, were $1,870,932, up substantially from $9,748 for the year ended December 31, 2003. The consolidated net loss for the Company for the year ended December 31, 2004, was $187,216, or $0.00 per share, a much larger loss than the $5,116 net loss reported for the consolidated Company for the full year 2003.

In the full year 2004, commissions paid to brokers were $806,178 for the full year 2004, representing a payout of 47.7% of total revenue and salaries were $286,954. Professional fees of $94,523 were comprised partly of legal and accounting fees pertaining to the note transaction with Cornell Capital and partly of legal relating to the business expenses also included rent of $127,363 and travel of $27,667 which was an increase related to a proposed sale of CDC which expenses the proposed buyers were allowed to charge to CDC.

PLAN OF OPERATION

As of December 31, 2005, CDC employed 12 Registered Representatives and 7 management, administrative and operations employees. Currently we only 10 registered representatives. The average production of our Registered Representatives has increased as we have culled out lower producers, and we believe that our revenues will continue to increase. If we were to increase the number of our Registered Representatives we could increase the present number by up to 10 persons, which we believe is the limit that the NASD “safe harbor” for expansion allows through 2006. The safe harbor allows for an increase in the number of Registered Representatives (brokers) employed at a firm over the amount previously approved by the NASD in the firm’s restriction letter. A restriction letter is issued by the NASD to a brokerage firm and outlines the type of business a firm may conduct, including the number of brokers which may be employed. The Company believes that without the filing of a Rule 1017 Application to expand our sales force beyond the “safe harbor”, the firm may add up to 10 more Registered Representatives under the “safe harbor” provision. We have not decided at this time whether or not to file a Rule 1017 Application to expand the firm faster than the “safe harbor” allows. There can be no assurance that the application will be granted in whole or in part. In the event that we employ more representatives than allowed under NASD rules, we and our management could be subject to fines or sanctions, including suspension from the firm or the industry.

Pursuant to Rule 1017, among other things, the NASD approves any proposed changes to a broker dealer firm’s membership agreement, including any increase in the number of authorized Registered Representatives. The NASD may undertake a review of the broker dealers compliance record and management in connection with its consideration of the proposed changes, and may require that the broker dealer firm institute changes in its personnel or policies prior to approving any change. There can be no assurance that the NASD will grant a proposal by CDC to increase the number of registered persons at CDC.

During the remainder of the fiscal year 2006 and next 12 months we intend to continue to build the business of CDC, with an emphasis on investment banking for small cap and micro cap companies. Our primary focus will be in expanding the portion of our businesses, although we may increase the number of registered brokers as well.

While it continues to operate CDC, it is the intention to establish, acquire and build other investment banking businesses to diversify away from its present dependence upon commissions from securities transactions and investment advisory fees from investment banking and merger and acquisitions. There can be no assurance that we will consummate any acquisitions.

LIQUIDITY AND CAPITAL RESOURCES

In the last two fiscal years, we have funded our operations from the sale of $75,000 of 6% Redeemable Preferred Stock o f Clayton Florida (which shares remain outstanding), a short term loan in the amount of $50,000 from an unaffiliated third party (which had been repaid), and the sale of the note to Cornell Capital in the amount of $1,075,000 (which has increased to $1,100,000 as a result of accrued interest) and revenues derived from operations. To date, we have incurred substantial losses, and will require financing for working capital to meet our operating obligations. We will require additional financing to acquire financial services businesses to diversify our revenue base. Our management has had preliminary discussions with various third parties for the purpose of gauging their interest in providing financing or equity capital to the Company. None of these discussions have resulted in any firm commitment to date. Further, management’s current plans to increase revenue are focused primarily upon the advisory sectors of our businesses, which management believes can be accomplished without any material increase in personnel related costs. Therefore, we will require financing on an ongoing basis for the foreseeable future. Although, we intend to seek financing, no assurance can be given that such financing will be available in sufficient amounts or at all when needed.

The Company’s consolidated cash and cash equivalents was $1,652 as of March 31, 2006 and was approximately $21,000 at June 1, 2006. We are reviewing alternatives open to us to increase our capital, including further financings. We have not entered into any formal discussions with any third parties to provide additional financing to us. There can be no assurance that we will be able to obtain any additional financing.

As of March 31, 2006, the Company’s subsidiary, CDC, maintained a balance sheet with approximately 77% of its total assets consisting of cash, clearing deposit and receivables from its clearing firms. These accounts are monitored on a daily basis in order to ensure compliance with regulatory capital requirements for CDC and to preserve liquidity.

The Company had consolidated revenues of $344,723 in the fiscal quarter ended March 31, 2006, all from its subsidiary, Clayton, Dunning & Company Inc., down from $380,523 in the fiscal year ended March 31, 2005. The net loss from Clayton Dunning & Company, Inc. increased to a loss of approximately $441,667 for the 12 months of 2005, compared with a loss of $187,216 for Clayton Dunning & Company, Inc. in 2004. Reduced revenue was the result of the termination of low producing Registered Representatives and the reduction in investment banking revenues. Increased expenses were the result of the re-location expenses of the Clayton Dunning & Company Inc. office into new space at 40 Wall Street, New York, higher rent for that office space and the financing costs associated with the Company’s sale of convertible debentures. Management expects to see improving operational results as the firm’s development plan takes hold. It is anticipated that additional Registered Representatives will be recruited for Clayton Dunning & Company, and that other wholly-owned subsidiaries will share the rent of the office space at the new space at 45 Broadway in New York, New York.

The note issued to Cornell Capital bears interest at 5% per annum and has a maturity date of September 29, 2008. Interest is payable on maturity or conversion. The noteis secured by all of our assets and a pledge of the stock owned by our management. The noteis convertible into common stock at a fixed price of $.05 per share; provided however, in the event (of which there can be no assurance) our common stock is quoted on the OTC Electronic Bulletin Board, the conversion price shall be at the lower of $.05 per share or an amount equal to 80% of the lowest closing bid price of our common stock for the five (5) days immediately preceding conversion. In the event that it is not converted into common stock or redeemed prior to maturity the note will automatically convert on the same lower of the $.05 fixed price or 80% basis. We have the right to redeem the note for 120% of the outstanding principal and interest at the time of redemption. In the event that we choose to redeem the note, we are required to issue Cornell a warrant to purchase 50,000 shares of Common Stock for each $100,000 redeemed. The warrants would only be exercisable on a cash basis and would have an exercise price equal to 80% of the lowest closing bid price for the five trading days prior to redemption. The warrant shall have a term of two years. We have not included in this prospectus any shares which could be issued in connection with any note redemption.

The $240,000 note held by Cornell Capital does not require repayment until after the registration statement of which this prospectus forms a part is effective and bears no interest.  Repayment is required in 10 installments of $24,000 each, unless we use shares instead of cash. We have included in this prospectus for resale by Cornell Capital 12,000,000 shares of our common stock which we may use to repay the $240,000 note.

Expenditures

We have the following contractual obligations during the next 12 months:

•	rent (includes utilities) $63,000
•	salaries (pursuant to employment arrangements) $340,000
For details of our lease obligations see “Business-Properties” for details of our salary obligations see “Business-Employment Agreements”

We believe that we will be able to fund such contractual obligations out of revenues from operations.

We have the following long term obligations (exceeding 12 months):

•	Rental Expenses 2006 $63,000 2007 $66,400 2008 $68,700 2009 $70,400 2010 $72,200 2011 74,000

•	Interest Expense related to our $1,100,000 Note to Cornell Capital 2006 $55,000 2007 $55,000 2008 $41,250

Risk Management

Risk is an inherent part of our business and activities. The extent to which we properly and effectively identify, assess, monitor and manage the various types of risk involved in our activities is critical to our soundness and profitability. We seek to identify, assess, monitor and manage the following principal risks involved in its business activities: market, credit, operational and legal. Senior management takes an active role in the risk management process and requires specific administrative and business functions to assist in the identification, assessment and control of various risks. Our risk management policies and procedures are subject to ongoing review and modification.

Market Risk. Certain of our business activities expose us to market risk. This market risk represents the potential for loss that may result from a change in value of a financial instrument as a result of fluctuations in interest rates, equity prices or changes in credit rating of issuers of debt securities. This risk relates to financial instruments we hold as investment and for trading. Securities inventories are exposed to risk of loss in the event of unfavorable price movements. Securities positions are marked to market on a daily basis. Market-making activities are client-driven, with the objective of meeting clients' needs while earning a positive spread. In our view, the potential exposure to market risk, trading volatility and the liquidity of securities held in the firm's inventory accounts could potentially have a material effect on its financial position.

Credit Risk. Credit risk represents the loss that we would incur if a client, counterparty or issuer of securities or other instruments that we hold fails to perform its contractual obligations. Client activities involve the execution, settlement, and financial of various transactions on behalf of its clients. Client activities are transacted on either a cash or margin basis. Client activities may expose us to off-balance sheet credit risk. We may have to purchase or sell financial instruments at the prevailing market price in the event of the failure of a client to settle a trade on its original terms or in the event that cash and securities in the client margin accounts are not sufficient to fully cover the client losses. We seek to control the risks associated with client activities by requiring clients to maintain collateral in compliance with various regulations and company policies, as well as the requirements imposed by our clearing broker firms.

Operational Risk. Operational risk generally refers to the risk of loss resulting from our operations, including, but not limited to, improper or unauthorized execution and processing of transactions, deficiencies in our operating systems, business disruptions and inadequacies or breaches in our internal control processes. We operate in diverse markets and rely on the ability of our employees and systems to process high numbers of transactions often within short time frames. In the event of a breakdown or improper operation of systems, human error or improper action by employees, we could suffer financial loss, regulatory sanctions or damage to our reputation. In order to mitigate and control operational risk, we have developed and continue to enhance policies and procedures that are designed to identify and manage operational risk at appropriate levels. Included in our operational risk management practice is disaster recovery for our critical systems. We believe that our disaster recovery program, including off-site back-up technology and operational facilities, is adequate to handle a reasonable business disruption. However, there can be no assurances that a disaster directly affecting our headquarters or operations center would not have a material adverse impact. Insurance and other safeguards might only partially reimburse us for our losses.

Legal Risk. Legal risk includes the risk of non-compliance with applicable legal and regulatory requirements. We are subject to extensive regulation in the different jurisdictions in which we conduct our business. We have various procedures addressing issues such as regulatory capital requirements, sales and trading practices, use of and safekeeping of customer funds, credit granting, collection activities, anti money-laundering and record keeping.

Critical Accounting Policies

The  discussion  and  analysis of our  financial  condition  and results of operations are based upon our consolidated financial statements, which have been prepared in accordance  with  accounting  principles  generally  accepted in the United  States.  The preparation  of these  consolidated  financial  statements requires us to make estimates and judgments that affect the reported  amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical  experience and on various other  assumptions that are believed to be reasonable  under the  circumstances,  the  results  of which form the basis for making  judgments about the carrying  values of assets and liabilities  that are not readily  apparent from other  sources.  Actual results may differ from these estimates under different assumptions or conditions.

A summary  of  significant  accounting  policies  is  included  in Note 1 to the audited   consolidated   financial   statements  included  in  this  prospectus. Management believes that the application of these policies on a consistent basis enables us to provide  useful  and  reliable  financial  information  about the company's operating results and financial condition.

Income Taxes

The Company accounts for income taxes under the Financial Accounting Standards Board Statement of Financial Accounting Standards Number 109, “Accounting for Income Taxes” (“Statement No. 109”). Under Statement No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those assets or liabilities are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Based upon management's estimate to fully reserve for the net operating loss carry forward due to continued losses from operations, there has been a $306,000 reserve recorded on such deferred tax asset or an increase in such reserves of $243,000 over the prior year.

Recent Equity Based Compensation Accounting Pronouncements

In December 2004, the FASB issued FASB Statement No. 123R, “Share-Based Payment, an Amendment of FASB Statement No. 123” (“FAS No. 123R”). FAS No. 123R requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective beginning in our second quarter of fiscal 2006.Currently, the adoption of this FASB statement has no impact since the Company has not granted any stock options to its employees and none are outstanding. In the event that the Company does issue any stock options, it would be required to comply with this FASB statement, which compliance could have a material effect upon its financial statements and condition. Accordingly changes in any estimates relating to compensation recorded under the terms of FAS No. 123R are not material.

In December 2004, the FASB issued SFAS Statement No. 153, “Exchanges of Non-monetary Assets.” The Statement is an amendment of APB Opinion No. 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. We believe that the adoption of this standard will have no material impact on our financial statements.

BUSINESS

Overview

Clayton Dunning Group, Inc., (the “Company”) is a financial services holding company whose principal subsidiary, Clayton, Dunning & Company Inc. (“CDC”) is engaged in providing a general securities brokerage and investment banking and other related financial services to individuals, institutions and corporations.

Securities Brokerage

Clayton, Dunning & Company Inc. has approximately  registered representatives and services approximately 700 retail and institutional customers, which comprise over $15 million in customer assets. CDC’s revenues consist primarily of commissions and fee income from individual and institutional investors’ securities transactions in listed and over-the-counter stocks. All of its registered representatives operate from the New York office of CDC which is located at 45 Broadway, 30th Floor, New York, NY 10006.. CDC is registered as a broker-dealer with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., and the Securities Investor Protection Corporation and is licensed to conduct its brokerage activities in 17 states and the District of Columbia. The firm builds its business through direct contact with potential clients and referrals from present clients. CDC does no advertising with the exception of an occasional classified advertisement for potential employees. Its website is at claytondunning.com. Its principal customers are individuals and small institutional investors.

During the fiscal year ended December 31, 2003, CDC had only five registered representatives and had revenue of only $4,632. For the fiscal year ended December 31, 2004, CDC had total revenue of $1,604,369 and for the fiscal year ended December 31, 2005 had total revenue of $1,651,613.

At March 31, 2006, Clayton had a working capital of $106,868. Substantially all of our revenue has been derived through the securities brokerage activities of CDC. We had consolidated revenues of $1,604,369 in the 12 months of 2005, all from its subsidiary, Clayton, Dunning & Company Inc., a decrease from $1,689,210 in the 12 months of 2004. The Company's consolidated net loss increased to a loss of $718,961 for the 12 months of 2005, compared with a loss of $187,216.

The firm intends to builds its business through direct contact with potential clients and referrals from present clients. Its website is claytondunning.com. Its principal customers are individuals and small institutional investors. CDC is also engaged as an investment banker and assists small and micro-capitalization public companies in raising capital through the placement of restricted securities privately with individuals and institutions which qualify as accredited investors, as defined by Regulation D of the Securities Act of 1933. We have not participated in any public offerings to date.

CDC derives substantially all of its revenue from commissions earned in connection with brokerage transactions in equity and debt securities for retail and institutional investors. Orders executed for customers are generally conducted on a riskless principal basis, meaning that the firm’s capital is not at risk. We also take limited positions on a principal basis, which exposes the firm’s capital to the risk of fluctuations in market value of the securities purchased by the firm, because the firm is the owner of the securities being traded. Trading profit and losses on a principal basis depend primarily upon the skill of the firm’s employees, the amount of capital allocated to such transactions and the general trends of the securities markets, as well as the risks related to a particular security.

Commission Business

The most significant portion of our revenues are derived from commissions generated by our brokerage activities in which we buy and sell securities for our customers on an agency basis, and charge our customers a commission for our services. Our revenue is derived from brokerage transactions in listed and over-the-counter mutual funds. We have agreements with numerous mutual fund management companies pursuant to which we sell shares in a variety of mutual funds. Mutual funds commissions are derived from standard dealers’ discounts, which are a small percentage of the purchase price of the shares depending upon the terms of the dealer agreement and the size of the transaction. In addition, most funds permit us to receive additional periodic fees based upon the customer’s investment maintained in particular funds.

Investment Banking

Investment banking revenue is derived principally from placement agent fees and commissions as well as the realization of gains from the exercise of warrants or the sale of stock received in connection with acting as placement agent in private offerings. In addition, we also are engaged from time to time as a financial consultant to other companies with respect to mergers and acquisitions transactions for which we generally receive compensation in the form of a cash fee and/or restricted stock and/or warrants.

During the fiscal year ended December 31, 2004, we acted as an advisor or placement agent for two transactions and received fees for our services totaling approximately $157,000. In 2005 we acted as placement agent in one transaction and received fees of $134,000. We did not receive any securities as compensation during the last two years through December 31, 2005. During the quarter ended March 31, 2006, we derived only $5,000 in revenue from our investment banking.

Corporate Financial Advisory Services

Through its subsidiary, Clayton, Dunning Capital Partners Inc., the Company intends to offer on a fee for service basis assistance for publicly-traded corporate clients in identifying potential sources of additional capital and assistance in negotiating financing arrangements, coordination of the activities of investor relations firms for the purpose of building a client’s market following and its shareholder value; assistance with securing research coverage and market making for the client’s stock; selecting, supervising and coordinating legal services regarding regulatory requirements and compliance with Sarbanes-Oxley requirements; and consultation regarding mergers, acquisitions and/or sales of all or part of client companies businesses or assets.

Clearing Arrangements

In December, 2003, CDC entered into a clearing agreement with First Southwest Company, Inc., (“First Southwest”) and in July, 2004, CDC entered into a second clearing agreement with Terra Nova Trading, LLC (“Terra”) (together, the “Clearing Brokers”). These arrangements provide CDC with back office support, transaction processing services on all principal, national and international securities exchanges, and access to other financial services and products which allows CDC to offer products and services comparable to larger brokerage firms.

Pursuant to both of these arrangements, CDC introduces certain of its customers to the Clearing Brokers, and the Clearing Brokers clear and carry the accounts of these customers on a fully disclosed basis, maintaining cash, margin, option and other accounts for the customers introduced to them by CDC. Generally included in these arrangements are transactions in domestic U.S and foreign stocks and bonds traded on the New York Stock Exchange, American Stock Exchange, the NASDAQ Market, and the over-the-counter Bulletin Board and Pink Sheet markets, and options traded on the various options exchanges. The Clearing Brokers prepare and distribute confirmations for each transaction in each of the customer accounts cleared by them as well as monthly statements. Each Clearing Broker charges CDC clearing commissions and fees that are specified in a commission schedule. Such commissions and fees may be amended from time to time. As soon as practicable at the end of each month, the Clearing Brokers pay CDC the commissions and other amounts collected by them on behalf of CDC after deducting all amounts due to each Clearing Broker from CDC, including without limitation, customers’ unsecured debit items.

We do not hold any funds or securities of our customers, but instead utilize, on a fully disclosed basis, the services of First Southwest Company and Terra Nova Trading as our clearing brokers. As clearing brokers, they process securities transactions for us and the accounts of our customers for which we pay fees. Pursuant to the terms of the agreements with our clearing brokers, we have agreed to indemnify and hold our clearing broker harmless from certain liabilities and claims, including claims arising from the transactions of customers. If customers fail to pay for their purchases or fail to supply the securities that they have sold, and the clearing broker satisfies customer obligations, we would be obligated to indemnify the clearing brokers for any resulting losses. We have not experienced any material losses as a result of the failure of our customers to satisfy their obligations

CDC maintains a clearing deposit in the amount of $100,000 with First Southwest and a clearing deposit of $25,000 with Terra Nova. The clearing deposit represents good regulatory capital for CDC. The Clearing Agreement with First Southwest had an initial term of eighteen months and thereafter may be terminated on forty-five days notice by either First Southwest or CDC. However, the clearing brokers may terminate the arrangements at any time for numerous reasons which are not in the control of CDC. In the event that the agreement was terminated, we would be required to obtain the clearing services of another clearing broker, of which there can be no assurance.

The clearing arrangement with Terra Nova has a term of two years expiring in July 2006 with successive one year extension periods. However, Terra Nova may terminate the arrangements at any time on 90 days notice for numerous reasons which are not in the control of CDC. In the event that the agreement was terminated, we would be required to obtain the clearing services of another clearing broker, of which there can be no assurance

Competition

The Company faces intense competition in all aspects of its business and competes directly with many other securities firms for clients, as well as registered representatives. A significant number of these competitors offer their customers a broader array of financial services and products and have substantially greater resources than the Company. Retail firms such as Merrill Lynch, Smith Barney and Morgan Stanley dominate the industry. Our subsidiaries also compete with numerous regional and local firms which are much larger and stronger financially than the Company.

In addition, a number of firms offer discount brokerage services to individual retail customers and generally effect transactions at substantially lower commission rates on an "execution only" basis, without offering other services such as investment recommendations and research. Moreover, there is substantial commission discounting by full-service broker-dealers competing for institutional and individual brokerage business.

Other financial institutions, notably commercial and savings banks, offer customers some of the same services and products currently provided by the Company. In addition, certain large corporations have entered the securities industry by acquiring securities firms. While it is not possible to predict the type and extent of competitive services that banks and other institutions ultimately may offer to customers, the Company may be adversely affected to the extent those services are offered on a large-scale basis.

Government Regulation

The securities industry in the United States is subject to extensive regulation under various federal and state laws and regulations. The SEC is the federal agency charged with the administration of most of the federal securities laws. Much of the regulation of the securities industry, however, has been assigned to various self-regulatory organizations, principally the NASD, and in the case of New York Stock Exchange, Inc. member firms, the New York Stock Exchange. The self-regulatory organizations, among other things, promulgate regulations and provide oversight in areas of:

•	sales practices,

•	trade practices among broker-dealers,

•	capital requirements,

•	record keeping, and

•	conduct of employees and affiliates of member organizations.

In addition to promulgating regulations and providing oversight, the SEC and the self-regulatory organizations have the authority to conduct administrative proceedings which can result in the censure, fine, suspension or expulsion of a broker-dealer, its officers or employees. Furthermore, new legislation, changes in the rules and regulations promulgated by the SEC and the self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules often directly affect the operation and profitability of broker-dealers. The stated purpose of much of the regulation of broker-dealers is the protection of customers and the securities markets rather than the protection of creditors and shareholders of broker-dealers.

The president of our brokerage firm subsidiary in currently the subject of a regulatory proceeding by the NASD which proceeding alleges market manipulation and sales of unregistered securities. Mr. Ara Proudian was previously employed at a firm named Park Capital Securities, and the NASD alleges that while at such firm he was involved with certain other persons in the alleged activities. The NASD may seek to bar or suspend Mr. Proudian from the securities industry for his alleged activities at the prior firm. We do not believe that the los of the employment of Mr. Proudian would have a material adverse effect upon the operations of Clayton Dinning Comapny, our brokerage firm subsidiary. None of our other employees are the subject of an pending proceedings by a regulatory agency, to our knowledge.

Net Capital Requirements

Every U.S. registered broker-dealer doing business with the public is subject to the SEC’s Uniform Net Capital Rule (the “Rule”), which specifies minimum net capital requirements. Although the Company is not directly subject to the Rule, it subsidiary CDC, as a registered broker-dealer is. The Rule provides that a broker-dealer doing business with the public shall not permit its aggregate indebtedness to exceed 15 times its adjusted net capital (the “basic method”) or, alternatively, that it shall not permit its adjusted net capital to be less than 2% of its aggregate debit balances (primarily receivables from customers and broker-dealers) computed in accordance with such Rule (the “alternative method”). CDC applies the basic method of calculation.Our minimum net capital requirement is $6,000.

The Rule provides that a broker-dealer doing business with the public shall not permit its aggregate indebtedness to exceed 15 times its adjusted net capital (the “basic method”) or, alternatively, that it shall not permit its adjusted net capital to be less than 2% of its aggregate debit balances (primarily receivables from customers and broker-dealers) computed in accordance with such Rule (the “alternative method”). CDC applies the basic method of calculation. At December 31, 2005 we had $106,173 of net capital and had net capital of $106,868 at March 31, 2006.

Fidelity Bond and SIPC Account Protection

As required by the NASD and certain other authorities, CDC carries a fidelity bond covering loss or theft of securities, as well as embezzlement and forgery. The bond provides total coverage of $5,000,000 (with a $10,000 deductible provision per incident). In addition, the Securities Investor Protection Corporation protects accounts for up to $500,000 for each customer, subject to a limitation of $100,000 for claims for cash balances, with an additional $99,000,000 of aggregate protection for all of our clearing firms’ customers provided by a private insurance company. The Securities Investor Protection Corporation is funded through annual assessments on registered broker-dealers.

Other Potential Business Activities

We intend to focus the Company’s expansion on some of what we believe are the more profitable businesses in the financial services industry. It is our plan to start or acquire and/or develop other types of financial services businesses including, but not limited to, another securities broker/dealer, an investment advisory firm, a commodities and financial futures firm, a life and health insurance agency, and a financial advisory firm. There can be no assurance that we will successfully enter and operate any of these businesses.

In addition to CDC, we have formed the following wholly owned subsidiaries and are negotiating with experienced executives to manage them:

● Clayton, Dunning Asset Management Inc., a Florida corporation registered as an SEC Registered Investment Advisor through which we expect to pursue a business of managing individual accounts, mutual funds and other types of funds investing in securities.

● Clayton, Dunning Futures Inc., a Florida corporation is registered with the National Futures Association as Commodity Pool trading advisor and a Commodity Pool Operator which manage Commodity Pools and Funds.

● Clayton, Dunning Capital Partners Inc., a Florida corporation, through which we plan to offer financial advisory services to corporate clients.

● We also own a 40% interest in Clayton, Dunning Global Partners LLC.

Government Regulation

The securities business is subject to extensive and frequently changing federal and state laws and substantial regulation by the Securities and Exchange Commission, state securities agencies and self-regulatory organizations, such as NASD Regulation, Inc. (“NASDR”) and the regulatory arm of the NASD. We are registered as a broker-dealer with the Commission and are a member firm of the NASD. The Commission has designated the NASDR as our primary regulator. NASDR adopts rules, which are subject to approval by the Commission, that govern the members of the NASD and conducts periodic examinations of member firms’ operations.

Broker-dealers are subject to regulations which cover all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers’ funds and securities, capital structure of securities firms, advertising, record keeping and the conduct of directors, officers and employees. Additional legislation, changes in rules promulgated by the Commission and self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules, may directly affect the mode of operation and profitability of broker-dealers. The Commission, self-regulatory organizations and state securities commissions may conduct administrative proceedings which can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer, its officers or employees. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the integrity of the securities markets. We believe that we are currently in compliance with all such regulations governing our business.

As a registered broker-dealer, we are subject to the Commission’s net capital rule. The net capital rule, which specifies minimum net capital requirements for registered brokers and dealers, is designed to measure the general financial integrity and liquidity of a broker-dealer and requires that at least a minimum part of its assets be kept in relatively liquid form. Net capital is essentially defined as net worth (assets minus liabilities), plus qualifying subordinated borrowings and less certain mandatory deductions that result from excluding assets not readily convertible into cash and from valuing certain other assets, such as a firm’s positions in securities, conservatively. Among these deductions are adjustments in the market value of securities to reflect the possibility of a market decline prior to disposition. As of March 31, 2006, we had total net capital of $106,868 or $98,563 in excess of our minimum net capital.

Failure to maintain the required net capital may subject a firm to suspension or expulsion by the NASD, the Commission and other regulatory bodies and ultimately may require its liquidation. The net capital rule also prohibits payments of dividends, redemption of stock and the prepayment or payment in respect of principal of subordinated indebtedness if net capital, after giving effect to the payment, redemption or repayment, would be less than specified percentages of the minimum net capital requirement. Compliance with the net capital rule could limit those operations of the broker-dealer subsidiary that require the intensive use of capital, such as underwriting and trading activities, and also could restrict our ability to withdraw capital from the subsidiary, which in turn, could limit our ability to pay dividends, repay debt and redeem or purchase shares of our outstanding capital stock.

Employees

At December 31, 2005, we had 17 full-time employees, including 10 registered representatives in our broker-dealer subsidiary. At June 1, 2006, we had 12 full-time employees of which 8 are registered representatives. None of our personnel is covered by a collective bargaining agreement. We consider our relationships with our employees to be good. We have only one executive officer at this time, Mr. Robert Lau.

Properties

Our principal executive office is at 2901 South Bayshore Drive, #1E, Miami, Florida 33133. The lease expires in September 2007. Neither the Company nor any subsidiary is legally responsible for the payments on this lease.

The office of CDC, our subsidiary, is located at 45 Broadway, Suite 3030, New York, New York 10006 where we sub-lease approximately 2,300 square feet. The sub lease expires in March 2012. We have agreed to become liable under the primary lease to the sub-lessor.

The Company located its offices for CDC in the 45 Broadway office in December, 2005. CDC is still liable for the lease obligations at 40 Wall Street in the event of a default by the sub tenant. We previously rented office space at 40 Wall Street of 9,570 square feet of office space at an annual cost of $286,230, including utilities, plus escalations. The initial term of the lease expires in December 2014. Rents escalate from $30 per square feet to $34 per square foot over the term of the lease. CDC has assigned its lease at 40 Wall Street, New York, New York, to the same party who sub leases the space at 45 Broadway to CDC. By doing so, the office rent of CDC has been reduced from approximately $24,000 per month to approximately $5,300 per month for the 45 Broadway space.

Legal Proceedings

We are not subject to any legal proceedings which would have a material adverse effect upon the company or its financial condition.

DIRECTORS AND EXECUTIVE OFFICERS

The following tables set forth information with respect to our officers and directors as of the date of this prospectus.

Name	Age	Position
Robert C. Lau	68	Chairman, President, Chief Executive Officer, Chief Financial Officer and Director

Robert C. Lau founded Clayton, Dunning Group Inc. in March 2003. Mr. Lau is our sole executive officer at this time, and his duties include that of the Chief Financial Officer and Principal Accounting Officer Mr. Lau has been in the investment business for over 43 years. He founded Clayton, Dunning & Company Inc., a member of the National Association of Securities Dealers Inc., in 1995. He has been involved in retail and institutional brokerage, investment management, investment banking and investment research. He is a graduate of Yale University and has graduate level training in Economics. Mr. Lau’s experience in the investment business began at Merrill Lynch in 1962. He completed the Merrill Lynch training program in New York, where he graduated number one in his class, and became an Account Executive in the Miami office. He was Sales Manager and Training Director at The Robinson-Humphrey Company in Atlanta, where he significantly increased the size of the firm’s sales force through recruiting and training new registered representatives; Branch Manager of the E.F. Hutton office in Atlanta, where he supervised over 50 registered representatives as well as institutional sales in the Southeastern U.S. and the firm’ southeastern U.S. futures unit; National Sales Manager of Thomson McKinnon Securities in New York; and Vice President of Oppenheimer & Company in New York, involved in structuring and marketing public and private securities offerings placed by the firm. He became a Certified Financial Planner (CFP) in 1974, and served on the Board of Regents and Adjunct Faculty of the College for Financial Planning. As an adjunct faculty member of the College, he trained over 500 Certified Financial Planners in all five sections of the CFP curriculum. He has written regular columns in national magazines on the subject of personal financial planning. He has been employed by major firms such as Merrill Lynch, Salomon Smith Barney and Prudential Securities as an independent consultant in marketing and financial planning. At present, he is engaged by leading NYSE member firms as a securities expert, is a member of the NASD Board of Arbitrators, and has been a Mediator certified by the Florida Supreme Court. Mr. Lau holds the following securities licenses: NASD Series 7 (Registered Representative), Series 24 (General Securities Principle), Series 27 (Financial and Operations Principle), Series 4 (Options Principle), Series 63 (Uniform State), Series 65 (Investment Advisory), and Series 87 (Research Analyst). He holds Life, Health and Variable Annuity Insurance Licenses.

Board of Directors

Our Board of Directors is currently comprised of only one person, Mr. Robert Lau. We have no directors who would be considered “independent” within the meaning of the rules of the Nasdaq Stock Market or any of the other exchanges.

Limitations on Liability and Indemnification Matters

We are a Nevada corporation and are governed by the Nevada Revised Statutes. Nevada law authorizes Nevada corporations to indemnify any person who was or is a party to any proceeding other than an action by, or in the right of, the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation. The indemnity authorized by Nevada law also applies to any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity. Indemnification applies against liability incurred in connection with an indemnifiable proceeding, including any appeal, if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. To be eligible for indemnity with respect to any criminal action or proceeding, the person must have no reasonable cause to believe his or her conduct was unlawful.

In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is found liable, unless the court in which the action was brought determines such person is fairly and reasonably entitled to indemnification. The indemnification provisions of Nevada law require indemnification of a director, officer, employee or agent who has been successful in defending any action, suit or proceeding to which he or she was a party by reason of the corporation. The indemnity covers expenses actually and reasonably incurred in defending the action. The indemnification authorized under Nevada law is not exclusive and is in addition to any other rights granted to officers and directors under the certificate of incorporation or bylaws of the corporation or any agreement between officers and directors and the corporation.

Our certificate of incorporation provides for the elimination, to the fullest extent permissible under Nevada law, of the liability of our directors to us for monetary damages. This limitation of liability does not affect the availability of equitable remedies such as injunctive relief. Our bylaws also provide that we shall indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as a director or as an officer, other than liabilities arising from certain specified misconduct. We are required to advance all expenses incurred as a result of any proceeding against our directors for which they could be indemnified, including in circumstances in which indemnification is otherwise discretionary under Nevada law.

Currently, we are not aware of any pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to director, officers and controlling persons of ours based on the foregoing provisions, or otherwise, we have been advised that the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable.

 The following table sets forth information with respect to compensation earned during the fiscal year ended December 31, 2004 by our executive officers and directors.

EXECUTIVE COMPENSATION

ANNUAL COMPENSATION					LONG TERM COMPENSATION
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award (s) ($)	Securities Underlying Options SARs (#)	LTIP Payouts ($)	All Other Compensation ($)

Robert C. Lau, Chairman of the Board and Chief Executive Officer for 6 months in 2004	2005	$115,000	0	0	0	0	0	0
Robert C. Lau for 6 months in 2004	2004	85,417	0	0	0	0	0	0
*Kenneth E. Sidler	2004	$90,917	0	0	0	0	0	0

No executive officer of ours was paid any compensation prior to the acquisition of Clayton Dunning Group, Inc., Florida during the last fiscal year. The Company also paid the rent costs of an apartment for Mr. Lau located in New York, New York at a cost of $5,200 per month during fiscal 2005. The Company has ceased making these payments.

*Mr. Sidler resigned as an officer in August 2005.

STOCK OPTION GRANTS

We have not issued any grants of stock options to date. The Company anticipates establishing a non-qualified incentive stock option program for the executives of the Company and its wholly-owned subsidiaries, but has not approved any plan to date.

EMPLOYMENT AGREEMENTS

The Company has an employment agreement with its Chairman of the Board, President, Chief Executive Officer and Chief Financial Officer, Robert C. Lau. The agreement provides for a salary of $125,000 per year plus an annual bonus equal to 20% of the consolidated net profits before taxes of the Company. Mr. Lau is also entitled to receive commissions in accordance with the payouts made by CDC to its other registered representatives in connections with securities trading activities as a registered representative. Mr. Lau received only $115,000 in salary during 2006, and has waived the remainder. The agreement is for a period of five years ending October 31, 2005, which is extendable until the year 2010 by the Board of Directors. The agreement may be terminated upon death or disability of Mr. Lau, in which case Mr. Lau will be entitled to receive 75% of his then current bases salary. There are no “change of control” provisions in the agreement, nor any grants of options to Mr. Lau. Mr. Lau is also entitled to receive reimbursement of his living quarters in New York at a rate not to exceed $6,000 per month.

COMPENSATION PLANS

We do not have any annuity, retirement, pension or deferred compensation plan or other arrangements under which an executive officer is entitled to participate without similar participation by other employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of June 15, 2006, there were (i) 116,685,482 shares of our Common Stock issued and outstanding (ii) 2,400,258 shares of our Series A Preferred Stock issued and outstanding; and (iii) 1 share of our Class C Preferred Stock issued and outstanding.

The following table sets forth certain information as of June 15, 2006, regarding (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each director, and named executive officer of the Company, and (iii) all officers and directors as a group. The table assumes the conversion of all of the Series A Preferred Stock into common stock on a one for one basis.

Name/Address of Beneficial Owner	Position with Company	Amount and Nature of Beneficial Ownership of Common Stock (1)	Percentage of Securities(1)

Robert C. Lau (2) 2901 South Bayshore Drive Miami, FL 33133	Chairman, President and CEO	86,536,685	74.16%

Kenneth E. Sidler 149 Linden Avenue Emerson, NJ 07630		10,000,000	8.57%

RoadRunner Capital Group, Inc.(3) c/o Chris Messalas 45 Broadway New York, New York 10006		10,774,424	9.23%
Chris Messalas (3) 45 Broadway New York, New York 10006	Vice-President of Subsidiary, CDC (3)	10,774,424	9.23%
All executive officers and Directors as a group (1 person)		97,311,109	83.39%

(1)
Pursuant to the rules of the Securities and Exchange Commission, a person is deemed to “beneficially own” shares of common stock over which the person has or shares investment or voting power, or has the right to acquire such power within 60 days. The percentage of common stock owned is calculated based on the number of shares of common stock outstanding, plus in the case of each person the number of shares of common stock issuable only to such person upon the exercise of options or warrants and the conversion of convertible debt securities.

(2)
100% of the Class C Preferred Stock is held by Robert C. Lau. The Class C Preferred Stock entitles the owner to a vote equal to 50.1% of the total outstanding stock. See “Description of Securities Class C Preferred Stock”. The Class C Preferred Stock is not convertible into common stock.

(3)	Christopher Messalas has voting control over such shares. Mr. Messalas is the Vice President Private Equity of CDC.

CERTAIN TRANSACTIONS

In July 2005, we acquired all of the capital stock of Clayton Dunning Group, Inc. a Florida corporation (“Clayton Florida”) in exchange for 113,131,453 shares of our common stock and one share of our Series C preferred stock. Our CEO, Robert C. Lau received the one share of Series C preferred stock in exchange for his share of Series C preferred stock of Clayton Florida, which had identical rights. The outstanding shares of the Series A preferred stock of Clayton Florida remain outstanding and were not exchanged. Prior to the transaction our corporate name was Phelps Engineered Plastics, Inc. and our majority shareholder was Edwin F. Phelps, Jr.

In a prior transaction completed in December 2004, all of the shareholders of Clayton Dunning & Company, Inc. (CDC) exchanged their shares of common stock of CDC for an aggregate of 10,500,000 shares of common stock of Clayton Florida which entity was subsequently acquired by us for 113,131,453 shares of our common stock. Prior to this transaction, Robert Lau was the sole shareholder of Clayton Florida. As a result of the transaction, several persons, including Robert Lau and his spouse and other members of management of these entities, received shares in Clayton Florida, thereby increasing the outstanding share capital of Clayton Florida. The purpose of the two transactions was to complete a change of control in our ownership.

Certain persons, including Robert Lau and Chris Messales have pledged all of their shares of common stock (an aggregate of 113,131,453 shares) in connection with the $1,100,100 Cornell financing. See the description of the Cornell Capital transaction appearing at pages 6 and 31.

Although we believe the foregoing transactions between the Company and its affiliates were fair and in our best interests we did not have any formal policy in place.

Please see the section “Executive Compensation” for a discussion of the employment arrangements between us and our executive officers and significant employees.

Our principal executive office is at 2901 South Bayshore Drive, #1E, Miami, Florida 33133. The lease expires in September 2007. The lease is in the name of the Mr. Lau, our CEO and Mr. Lau uses the lease for his personnel purposes as well as the Company’s use of the space for its main office.  The Company does not incur any cost for the use of this space.

DESCRIPTION OF SECURITIES
GENERAL

We are authorized by our articles of incorporation to issue an aggregate of 525,000,000 shares of capital stock, 500,000,000 of such shares are Common Stock, $0.001 par value and 25,000,000 shares of Preferred Stock, $.001 par value, 10,000,000 of which are designated as Series A Preferred Stock, $.001 par value and one share of which is designated as Series C Preferred Stock, $0.001 par value. The remaining shares of Preferred Stock may be issued from time to time in one or more classes or series with such dividend rates, voting rights, rights of conversion rights upon dissolution or liquidation, and with such designations or restrictions as shall be determined by resolution adopted by the Board at the time such stock is issued without further approval of the shareholders. Immediately prior to the filing of this registration statement, an aggregate of 116,685,482 shares of our common stock, 2,400,258 shares of our Series A Preferred common stock and one share of our Series C Preferred common stock, were issued and outstanding.

COMMON STOCK

Each share of Common Stock will be entitled to one vote per share upon all matters presented to our stockholders for their vote or approval, the right to elect two directors and may be redeemed with cash, property or rights, including our securities or securities of another corporation by resolution of the board of directors.

PREFERRED STOCK

Series A Preferred Stock

Each share of Series A Preferred Stock entitles the holder to a liquidation preference of $0.11 per share and a preference on dividends if declared by the Board of Directors. There is no mandatory dividend on the Series A Preferred Stock but if declared, dividends may be paid in cash or in additional shares of Series A Preferred stock. Each share of Series A Preferred Stock is convertible into common stock on a one for one basis at the option of the holder at any time. The holders of the Series A Preferred Stock have the right to vote on all matters submitted to the shareholders on an as converted basis. There are 2,400,258 shares of Series A Preferred Stock outstanding. The liquidation preference applies to a sale of the assets of the Company, a merger or consolidation of the Company or a liquidation of the Company.

Series C Preferred Stock

The Series C Preferred Stock has no dividend, conversion or liquidation rights. It entitles the holder to vote on all matters submitted to the shareholders and shall have the right to vote 50.1% of the total outstanding shares entitled to vote at such meeting. Effectively, the provision gives the holder the right to unilaterally control the voting of the Company’s securities. There is one share of Series C Preferred Stock outstanding.

Authorized but Not Issued Preferred Stock

We may create from the authorized but not issued shares of preferred stock an additional 14,999,999 shares of our preferred stock from time to time in one or more series, and with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, qualifications, limitations or restrictions as are stated and expressed in the resolution or resolutions providing for the issuance of such shares as our board of directors may determinate from time to time. As of the date of this prospectus, we have not issued any shares of preferred stock other than the Series A and Series C preferred stock.

The board of directors is expressly authorized to issue shares of preferred stock in one or more series, to fix the number of shares in each such series and to fix the designations and the powers and preferences of each such series.

With respect to the balance of the Preferred Stock, the board of directors with respect to each such series may determine the following: (a) the number of shares constituting the series and the designation of the series; (b) the dividend rate, if any, on the shares of that class or series, whether dividends will be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that class or series; (c) whether that class or series will have voting rights and the terms and conditions of such voting rights; (d) whether that class or series will have conversion privileges and if so, the terms and conditions of such conversion including provisions for adjustment of the conversion rate upon the occurrence of events determined by the board of directors; (e) whether or not the shares of that class or series will be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they will be redeemable and the amount per share payable in case of redemption; (f) whether or not that class or series will have a sinking fund for redemption or purchase of shares of the class or series; (g) rights of shares of that class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company and the relative rights of priority, if any, of payment in respect of shares of that class or series; and (h) any other relative rights, preferences and limitations of that class or series.

Terms of Secured Convertible Notes

We entered into a Securities Purchase Agreement on December 22, 2004 with Cornell Capital Partners, LP for the sale of $1,075,000 in secured convertible notes. The notes were issued in three tranches as follows:

•	$575,000 was disbursed on December 21, 2004;

•	$183,500 was disbursed on June 3, 2005; and

•	$316,500 was disbursed on September 29, 2005.

In September 2005, the notes were amended and restated into one note for $1,100,100 to reflect accrued interest. The $1,100,100 of secured convertible note mature in three years on September 29, 2008 and bear interest at 5% and are convertible into our common stock at a fixed price of $.05 per share prior to the tenth trading day after our common stock is quoted on the OTC Electronic Bulletin Board and thereafter at the lower of $.05 per share or 80% of the lowest closing bid price of the common stock for the five days immediately preceding conversion. As of the date of this prospectus, Cornell Capital has converted $10,000 principal of the note, for 625,000 shares.

If not converted by the holder prior to maturity, we may have the right to redeem the note by the payment of 120% of the outstanding principal amount plus accrued interest upon 15 days prior notice. In the event that we elect to redeem the note, we are required to issue to the holders of the note a number of common stock purchase warrants equal to 50,000 shares of common stock for each $100,000 amount of note (including accrued interest) redeemed.

The funds from the sale of the secured convertible note were used for professional fees and expenses and for working capital of CDC.

The conversion price of the secured convertible note may be adjusted in certain circumstances, such as, if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder's position. The selling stockholders have contractually agreed to restrict their ability to convert and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. In addition, we have granted the investors a security interest in substantially all of our assets. We have agreed with the holders of the note that we would not, without their prior consent, (i) issue or sell any shares of preferred stock or common stock for consideration less than the fair market value on the proposed date of issuance; (ii) issue any convertible securities with a conversion or exercise price les than the fair market value; (iii) grant any security interests in our assets or (iv) file any registration statement on Form S-8.

In the event of an event of default under the note, the holder may require that we pay interest in shares of our common stock, based upon the then effective conversion price. Events of default under the note include: (i) failure to pay the principal or interest when due (ii) failure to deliver the shares of common stock upon conversion of the note in a timely manner; (iii) if the Company becomes bankrupt or(iv) if the company breaches any of its obligations under the Securities Purchase Agreement or related documents.

A complete copy of the Securities Purchase Agreement and related documents, including the note dated September 29, 2005, are filed with the SEC as exhibits to the Registration Statement of which this prospectus forms a part.

Terms of $240,000 Principal Amount Note

In December 2004 we executed a second note, in the principal amount of $240,000, in favor of Cornell Capital. The note does not bear interest unless there is a default, at which time interest shall accrue at 18% per annum. We may pay the note in cash or, at our option in shares of Common Stock, provided that the shares of Common Stock have been registered for resale under the Securities Act and the rules and regulations of the SEC. The first payment shall be due and payable on the 1stt day of trading of the 2 months after the registration statement has been filed. The amount of each payment shall be $24,000 and at the borrower's option shall be paid in cash or common stock, par value $0.001 per share of Clayton, Dunning Group, Inc. which shall be registered for resale and valued at 100% of the average of the volume weighted average prices of the Common Stock, as quoted by Bloomberg for the 5 trading days immediately proceeding the date the payment is due and payable The note represents fees payable to Cornell Capital. The note is payable in equal monthly installments commencing on the second month after the date that the registration statement, of which this prospectus forms a part, is declared effective. We have included as part of the registration statement of which this prospectus forms a part, an additional 12,000,000 shares of our Common Stock which we may issue to Cornell Capital in lieu of cash payments on the $240,000 note. The 12,000,000 shares have been included to allow for the resale by Cornell Capital of the shares. We intend to rely upon Section 4(2) of the Securities Act in connection with the issuance of the shares to Cornell Capital.

A complete copy of the $240,000 note has been filed as an exhibit to the Registration Statement of which this prospectus forms a part.

TRANSFER AGENT

The transfer agent and registrar for our common stock is Manhattan Transfer Registrar Company, 57 Eastwood Road, Miller Place, New York 11764

SHARES ELIGIBLE FOR RESALE

We presently have issued and outstanding 116,685,482 shares of our common stock. 113,131,453 of the shares are recently issued and are not eligible for sale until June 30, 2006 and are then subject to resale limitations. The remaining 3,554,029 shares of issued and outstanding common stock are eligible to be sold at any time. Market sales of large amounts of our common stock, or the potential for those sales even if they do not actually occur, may have the effect of depressing the market price of our common stock. In addition, if our future financing needs require us to issue additional shares of common stock or securities convertible into common stock, the supply of common stock available for resale could be increased which could stimulate trading activity and cause the market price of our common stock to drop, even if our business is doing well. Upon the effectiveness of the registration statement of which this prospectus forms a part, an additional 76,500,000 shares will be eligible for sale by the holders.

SELLING STOCKHOLDERS

We agreed to register for resale shares of common stock by Cornell Capital Partners L.P. The selling stockholder may from time to time offer and sell any or all of their shares that are registered under this prospectus. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling stockholder in connection with the sale of such shares.

The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the selling stockholder and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. All information contained in the table below is based upon information provided to us by the selling stockholder and we have not independently verified this information. The selling stockholder is not making any representation that any shares covered by the prospectus will be offered for sale. The selling stockholder may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

Except as indicated below, the selling stockholder has not held any position or office with us, nor are that the selling stockholder has any association or affiliation with of any of our officers or directors. The selling stockholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. The selling stockholder is not a registered broker-dealer or an affiliate of a broker-dealer.

For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The “Number of Shares Beneficially Owned After the Offering” column assumes the sale of all shares offered.

As explained below under “Plan of Distribution,” we have agreed with the selling stockholder to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

Name	Number of Shares Beneficially Owned Prior to Offering(1)	Number of Shares Offered	Number of Shares Beneficially Owned After the Offering

Cornell Capital Partners L.P. (2)(3)	76,500,000	76,500,000	0

(1) Unless otherwise indicated, the selling stockholder has sole voting and investment power with respect to its shares of common stock. The inclusion of any shares in this table does not constitute and admission of beneficial ownership for the selling stockholders.

(2) The actual number of shares of Common Stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the secured convertible notes by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933, as amended. In adition, the number of shares listed reflects the issuance of up to 12,000,000 shares by us in lieu of cash payments on the $240,000 note held by the selling stockholder. However the selling stockholders have contractually agreed to restrict their ability to convert their secured convertible notes and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholder exceeds the number of shares of common stock that the selling stockholder could own beneficially at any given time through their ownership of the secured convertible notes. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Including 625,000 shares issued in connection with the conversion of $10,000 of the original $1,100,100 note.

(3) Cornell Capital Partners, L.P. is a private investment fund that is owned by its investors and managed by Yorkville Advisors, LLC. Mark Angelo is the managing member of Yorkville Advisors, LLC. Mark Angelo has voting and investment control over the shares listed as owned by the selling shareholder.

PLAN OF DISTRIBUTION

The selling stockholder and any of its respective pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales after this registration statement becomes effective;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus. The selling stockholder will have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholder may also engage in short sales against the box after this registration statement becomes effective, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The selling stockholder or its respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder. The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledge or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledge, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledge, transferee or other successors in interest as selling stockholders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

The selling stockholder acquired the securities offered hereby in the ordinary course of business and has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by it. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholder uses this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act of 1933.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholder.

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The financial statements of Clayton Dunning Group, Inc. for the years ended December 31, 2005 and 2004 have been audited by Sherb & Co., LLP, our Independent Registered Public Accounting Firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC under the Securities Act of 1933 a registration statement on Form SB-2 with respect to the shares being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. The omitted information may be inspected and copied at the Public Reference Room maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the SEC at prescribed rates. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the registration statement, each statement made in this prospectus relating to such documents being qualified in all respect by such reference.

For further information with respect to us and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Directors
Clayton Dunning Group, Inc. and subsidiary
New York, New York

We have audited the accompanying consolidated balance sheet of Clayton Dunning Group, Inc. and subsidiary as of December 31, 2005, and the related consolidated statements of operations, stockholders’ (deficit) equity, and cash flows for each of the years then ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Clayton Dunning Group, Inc. and subsidiary as of December 31, 2005, and the results of its operations and its cash flows for each of the years then ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that Clayton Dunning Group, Inc. will continue as a going concern. As more fully described in Note 2, the Company has incurred recurring operating losses and will have to obtain additional capital to sustain operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Sherb & Co., LLP
Certified Public Accountants

New York, New York
March 30, 2006

CLAYTON DUNNING GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2005

ASSETS
CURRENT ASSETS:
Cash	$44,973
Commission Receivables	72,313
Restricted cash	100,000

TOTAL CURRENT ASSETS	217,286

Equipment, net of accumulated depreciation of $6,739	23,503

CAPITALIZED FINANCING COSTS, net	378,639

OTHER ASSETS:
Security deposit and other assets	41,682
Due from employee	6,149
TOTAL OTHER ASSETS	47,831

Total Assets	$667,259

LIABILITIES AND & STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable	$57,229
Accrued commissions payable	49,324
Interest payable	15,989
Lease payable	5,479

TOTAL CURRENT LIABILITIES	128,021

Convertible Debentures	904,544
Note payable	240,000
TOTAL LIABILITIES	1,272,565

STOCKHOLDERS' DEFICIT
Preferred stock, $.001 par value, 14,999,999 authorized, -0- outstanding	-

Series A Convertible Voting Preferred Stock,
$.001 par value; 10,000,000 shares
authorized, issued and outstanding
2,400,258 shares (liquidation value $264,028)	2,400

Series C Preferred Stock $.001 par value, 1 share authorized, 1 share outstanding	1

Common Stock $.001 par value; 500,000,000 shares authorized,
116,685,482 issued and outstanding	116,686

Additional paid-in capital	182,334
Accumulated deficit	(906,727)
TOTAL STOCKHOLDERS' DEFICIT	(605,306)

Total Liabilities and Stockholders' Deficit	$667,259

The accompanying notes are an integral part of the consolidated financial statements.

CLAYTON DUNNING GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended December 31,
	2005	2004

REVENUES:
Broker Operations	$1,420,276	$1,531,832
Investment Banking	139,669	157,378
Other income	44,424	-
Total Revenue	1,604,369	1,689,210

OPERATING EXPENSES:
Broker Commissions	844,020	806,178
Ticket Charges	102,199	110,312
Salaries	387,752	286,954
Professional fees	110,780	94,523
Depreciation	4,866	-
Amortization	162,680	-
General and Administrative	665,992	572,965
TOTAL OPERATING EXPENSES	2,278,289	1,870,932

INTEREST EXPENSE	45,041	5,494

Loss before provision for income taxes	(718,961)	(187,216)

Provision for income taxes	-	-

Net Loss	$(718,961)	$(187,216)

Basic and diluted weighted average number of shares	116,685,482	116,685,482

Basic and diluted loss per share	$(0.01)	$(0.00)

The accompanying notes are an integral part of the consolidated financial statements.

CLAYTON DUNNING GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(718,961)	$(187,216)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and Amortization	167,546	1,873

Changes in assets and liabilities:
Commission receivable	94,709	(167,022)
Prepaid expense	25,000	-
Clearing deposit	25,002	(125,000)
Accounts payable	37,543	20,226
Accrued commission payable	(39,432)	88,756
Lease payable	(3,881)	9,360
Interest payable	15,989	-
Security deposit and other assets	128,513	(166,597)
Due from employee	(274)	(5,845)

NET CASH USED IN OPERATING ACTIVITIES	(268,246)	(531,465)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(17,132)	(5,281)
Cash from acquisition	-	68,375

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(17,132)	63,094

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash advance prior to reverse merger	-	387,197
Proceeds from convertible debentures	305,100	-
Capitalized financing costs	(144,375)	-
Distribution	-	(17,999)
Capital contribution	39,298	222,961

NET CASH PROVIDED BY FINANCING ACTIVITIES	200,023	592,159

NET INCREASE (DECREASE IN CASH)	(85,355)	123,788

CASH AT BEGINNING OF YEAR	130,328	6,540

CASH AT END OF YEAR	$44,973	$130,328

SUPPLEMENTAL DISCLOLSURE OF CASH FLOW INFORMATION
Cash paid during the year for:

Income taxes	$-	$-
Interest	$-	$-

Non-cash financing activities
Assets acquired and liabilities assumed from acquisition:
Prepaid expenses	$-	$25,000
Capitalized financing costs	$-	$372,000
Convertible debentures	$-	$575,000
Note payable	$-	$240,000

The accompanying notes are an integral part of the consolidated financial statements.

CLAYTON DUNNING GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN
STOCKHOLDERS' EQUITY (DEFICIT)
Years Ended December 31, 2005 and 2004

			Preferred Stock		Preferred Stock				Additional
	Preferred Stock		Series A		Series C		Common Stock		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
BALANCE - December 31, 2003	-	$-	-	$-	-	$-	1,000	$10	$18,509	$(550)	$17,969

Capital Contributions									222,961		222,961

Recapitalization	75,000	75,000					(1,000)	(10)	(36,378)		38,612

Distribution									(17,999)		(17,999)

Net loss										(187,216)	(187,216)

BALANCE - December 31, 2004	75,000	75,000	-	-	-	-	-	-	187,093	(187,766)	74,327
											0
Recapitalization - reverse merger	(75,000)	(75,000)	2,400,258	2,400	1	1	116,685,482	116,685	(264,056)		(219,970)

Capital contributions									39,298		39,298

Beneficial conversion feature									220,000		220,000

Net loss					-	-	-	-	-	(718,961)	(718,961)

BALANCE - December 31, 2005	-	$-	2,400,258	$2,400	1	$1	116,685,482	$116,685	$182,335	$(906,727)	$(605,306)

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO FINANCIAL STATEMENTS

CLAYTON DUNNING GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND DECEMBER 31, 2004

NOTE 1 - DESCRIPTION OF BUSINESS

Clayton Dunning Company Inc. (“CDC”) formerly Charleston Capital Corporation was incorporated in the State of Florida on March 11, 2003, as Faith Financial Holdings Inc. CDC was acquired on December 21, 2004, when the shareholders exchanged their shares on a share for share basis (for a total of 10,500,000 shares) with Clayton, Dunning Group, Inc. a Florida Corporation. This share exchange has been accounted for as a reverse acquisition under the purchase method for business combinations. Accordingly, the combination of the two companies was recorded as a recapitalization of Clayton Dunning Group, Inc. pursuant to which Clayton Dunning Company, Inc. is treated as the accounting acquirer, with Clayton Dunning Company, Inc. financials statements being presented as the continuing entity.

On July 1, 2005, Clayton Dunning Group, Inc. was acquired by Phelps Engineered Plastics Corporation, a Nevada corporation for 113,131,453 newly issued shares of common stock and one newly issued share of Series C Preferred Stock. (the “Exchange”). Phelps Engineered Plastics was deemed the legal acquirer. The Exchange had been accounted for as a reverse acquisition under the purchase method for business combinations. Accordingly, the combination of the two companies was recorded as a recapitalization of Clayton Dunning Group, Inc. pursuant to which Clayton Dunning Group, Inc. is treated as the continuing entity. Subsequent to the Exchange, with the approval of the Board of Directors, Phelps Engineered Plastics Corporation changed its name to Clayton Dunning Group, Inc. For accounting purposes, because the Exchange resulted in the shareholders of Clayton Dunning becoming the majority shareholders of Phelps Engineered Plastics, Clayton Dunning is deemed the acquirer and its financials statements are presented herein.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The subsidiaries consist of one active broker dealer, Clayton Florida, and three inactive entities. All material intercompany transactions have been eliminated.

BASIS OF PRESENATION

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred net losses of $718,961 and $187,216 for the years ended December 31, 2005 and 2004 respectively. Additionally, the Company had a net working capital deficiency and shareholders’ deficiencies at December 31, 2005 and 2004, and negative cash flow from operations for the years ended December 31, 2005 and 2004. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management expects to incur additional losses in the foreseeable future and recognizes the need to raise capital to remain viable. The Company intends to acquire through the issuance of equity or debt and build other financial advisory services businesses to diversify away from its present dependence upon commissions from securities transactions and investment banking transaction fees. The Company intends to initiate discussions with other investment banking firms and third party investors for any future debt or equity raises as they are determined to be required. Based on management’s intention to reduce the general and administrative costs, and a focus of the Company’s efforts on expansion of its advisory businesses, management believes there will be a lesser need for future debt or equity raises. The accompanying consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

RECLASSIFICATIONS

Certain prior period balances have been reclassified to conform to the current year's presentation. These reclassifications had no impact on previously reported results of operations or stockholders' deficit.

CASH AND CASH EQUIVALENTS

The Company considers all unrestricted deposits and highly liquid investments, readily convertible to known amounts, with an original maturity of three months or less, to be cash equivalents.

RESTRICTED CASH

Included in restricted cash is the required cash deposit for the clearing agreement utilized by Clayton Florida, the broker dealer; in the amount of $100,000 and $125,002 as of December 31, 2005 and 2004, respectively.

EQUIPMENT

Equipment was recorded on the basis of original cost less allowances for depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets as follows: 5 years. Depreciation expense was $1,873 for the year ended December 31, 2004 and $4,866 for the year ended December 31, 2005.

REVENUE RECOGNITION

The Company generates commission income from sales and purchases of securities and earns commission from investment deals on behalf of customers. Commissions are recorded on a trade date basis. The Company also earns revenue from investment banking and consulting which can be transaction oriented or paid periodically. Retainer fees for investment banking and consulting are recognized when earned and generally are received the same day as when the underlying transaction is completed.  Investment banking success fees are based on a percentage of the total value of a transaction and are recognized upon completion of such investment banking transaction. If the Company received equity rights as part of an investment banking relationship the receipt of such equity rights would be recorded as income at the then fair value of such equity rights received. To date we have not received equity as part of our compensation. Additional periodic fees from mutual funds based upon the customers investment maintained at such mutual fund would be recorded when earned, although such periodic fees received from mutual fund companies are less than $1,000 per annum.

LOSS PER SHARE

Basic loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share would be calculated as the per share amount that would have resulted if dilutive potential stock had been converted to common stock, as prescribed by SFAS 128. The Company has not presented diluted per share amounts as the dilution would reduce the loss per share. The weighted average shares used reflects the effects of the capitalization of the reverse merger.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

INCOME TAXES

The Company accounts for income taxes under the Financial Accounting Standards Board Statement of Financial Accounting Standards Number 109, “Accounting for Income Taxes” (“Statement No. 109”). Under Statement No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those assets or liabilities are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts reported in the balance sheet for cash, receivables, accounts payable, notes payable and accrued expenses approximate their fair market value based on the short-term maturity of these instruments.

STOCK BASED COMPENSATION

We account for our stock-based compensation plans under Accounting Principles Board Opinion 25, (APB 25) Accounting for Stock Issued to Employees and the related interpretation, for which no compensation cost is of the grant and recorded in the statement of operations for the estimated fair value of stock options issued with an exercise price equal to the fair value of the common stock on the date of grant. The Company uses the “intrinsic” method for determining compensation expense for new options whereby expense is recorded for the quoted market price of the stock issued, or in the case of options, for the difference between the stock’s quoted market price on the date of the grant and the option exercise price. When the market price at the date of the grant exceeds the exercise price of the underlying shares, compensation expense is recorded. Statement of Financial Accounting Standards No. 123 (SFAS 123) Accounting for Stock-Based Compensation, as amended by Statement of Financial Accounting Standards No. 148 (SFAS 148) Accounting for Stock-Based Compensation - Transition and Disclosure, requires that companies, which do not elect to account for stock-based compensation as prescribed by this statement, disclose the pro-forma effects on earnings and earnings per share as if SFAS 123 has been adopted. The Company has not issued any equity instruments in 2005 for equity based compensation expense to be recorded. Effective January 1, 2006, the Company has adopted the accounting and disclosure requirements of SFAS 123R. The Company has not issued equity instruments in 2005 for equity based compensation to be recorded. Effective January 1, 2006, the Company has adopted the accounting and disclosure requirements of SFAS 123R.

NEW ACCOUNTING PRONOUNCEMENTS

FASB 154 - Accounting Changes and Error Corrections

In May 2005, the FASB issued FASB Statement No. 154, which replaces APB Opinion No.20 and FASB No. 3. This Statement provides guidance on the reporting of accounting changes and error corrections. It established, unless impracticable retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements to a newly adopted accounting principle. The Statement also provides guidance when the retrospective application for reporting of a change in accounting principle is impracticable. The reporting of a correction of an error by restating previously issued financial statements is also addressed by this Statement. This Statement is effective for financial statements for fiscal years beginning after December 15, 2005. Earlier application is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date of this Statement is issued. Management believes this Statement will have no impact on the financial statements of the Company once adopted.

FASB 155 - Accounting for Certain Hybrid Financial Instruments

In February 2006, the FASB issued FASB Statement No. 155, which is an amendment of FASB Statements No. 133 and 140. This Statement; a) permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, b) clarifies which interest-only strip and principal-only strip are not subject to the requirements of Statement 133, c) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, d) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, e) amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This Statement is effective for financial statements for fiscal years beginning after September 15, 2006. Earlier adoption of this Statement is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued any financial statements for that fiscal year. Management believes this Statement will have no impact on the financial statements of the Company once adopted.

FASB 156 - Accounting for Servicing of Financial Assets

In March 2006, the FASB issued FASB Statement No. 156, which amends FASB Statement No. 140. This Statement establishes, among other things, the accounting for all separately recognized servicing assets and servicing liabilities. This Statement amends Statement 140 to require that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. This Statement permits, but does not require, the subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value. An entity that uses derivative instruments to mitigate the risks inherent in servicing assets and servicing liabilities is required to account for those derivative instruments at fair value. Under this Statement, an entity can elect subsequent fair value measurement to account for its separately recognized servicing assets and servicing liabilities. By electing that option, an entity may simplify its accounting because this Statement permits income statement recognition of the potential offsetting changes in fair value of those servicing assets and servicing liabilities and derivative instruments in the same accounting period. This Statement is effective for financial statements for fiscal years beginning after September 15, 2006. Earlier adoption of this Statement is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued any financial statements for that fiscal year. Management believes this Statement will have no impact on the financial statements of the Company once adopted.

NOTE 3 - OTHER ASSETS

Included in other assets is largely security deposits held for the office space utilized by the Company.

NOTE 4 - CONVERTIBLE DEBENTURES

The Company entered into a $1,097,190 convertible debenture agreement with Cornell Capital Partners L.P, which is described as follows:

-	$575,000 was funded on December 21, 2004. Interest is calculated at 5% and is due on December 21, 2007.

-	Prior to the second closing, the Company issued a Convertible Debenture in the amount of $183,500, which occurred on June 3, 2005. Interest is calculated at 5% and is due on June 3, 2008.

-
The amount of the convertible debenture to be funded pursuant to the Second Closing shall be reduced by the amount of the Pre-Filed closing to $316,500. This closing occurred on September 29, 2005. Interest is calculated at 5% and is due on September 29, 2008. $22,190 of interest payable was added to the convertible debenture as of September 29, 2005 and is due on September 29, 2008.

The secured convertible notes mature three years from issuance and bear interest at 5% and are convertible into our common stock at a) five cents ($.05) per share up to prior to the date five trading days after the common stock begins trading in a principal market b) 80% of the lowest closing bid price of the common stock for the five days immediately preceding conversion, after five trading days after the common stock begins trading in a principal market. If not converted by the holder prior to maturity, we may force the conversion of the notes into common stock on the same 80% basis as described above. The funds from the sale of the secured convertible notes were used for the purchase of 82.42% of our common stock from our two former principal shareholders, for professional fees and expenses and for working capital of CDC. The Company has recorded a $220,000 debt discount on the valuation on the beneficial conversion rights of such convertible debt pursuant to EITF 98-5 and EITF 00-27 using the Black-Scholes model. The assumptions for such calculation assumes a $.05 exercise price and stock price, converted over a two year period, with a volatility of 29%. Once the common stock commences trading the Company will have to value the beneficial conversion rights as an additional derivative type liability and any additional equity rights issued pursuant to EITF 00-19, since currently the conversion of such debt has a floor conversion price, once the common stock begins trading, within five days, there is no floor for the conversion of such debt, hence then Company may not have sufficient authorized shares for the potential conversion of such debt. The debt discount was amortized in the amount of $24,444 for the year 2005.

The conversion price of the secured convertible notes may be adjusted in certain circumstances, such as, if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder's position. The selling stockholders have contractually agreed to restrict their ability to convert and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. In addition, we have granted the investors a security interest in substantially all of our assets.

The costs associated with this transaction have been capitalized and are being amortized over the life of the loan. These capitalized costs of $132,000 were paid in cash and $240,000 was paid through the issuance of a note to Cornell Capital, the investor. At December 31, 2004, capitalized costs were $372,500 and $378,639 at December 31, 2005. As of December 31, 2005, the Company had recorded $138,236 of accumulated amortization.

NOTE 5 - NOTES PAYABLE

In December of 2004, the Company issued a note for $240,000 in connection with the convertible debentures to Cornell Capital Partners, LP. The first payment shall be due and payable on the 1stt day of trading of the 2 months after the registration statement has been filed. The amount of each payment shall be $24,000 and at the borrower's option shall be paid in cash or common stock, par value $0.001 per share of Clayton, Dunning Group, Inc. which shall be registered for resale and valued at 100% of the average of the volume weighted average prices of the Common Stock, as quoted by Bloomberg for the 5 trading days immediately proceeding the date the payment is due and payable, provided that in no event shall the Borrower be entitled to choose to pay in common stock a number of shares which would cause the aggregate number of shares of Common Stock beneficially owned by the Lender and its affiliates to exceed 4.99% of the outstanding shares of the Common Stock. The note shall not bear interest unless there is an event of default.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

Our broker dealer office is located at 45 Broadway, New York, NY 10004 where we lease office space at an annual cost of $61,908 plus $6,969 for utilities, plus escalations. The initial term of the lease expires in October 2011.

Minimum future rental payments under non-cancelable operating leases with remaining terms in excess of one year and in the aggregate, as of December 31, 2005 are as follows:

2006 -  $63,069
2007 -  $66,431
2008 - $68,688
2009 - $70,404
2010 - $72,164
Thereafter -$73,968

Rent expense for the year ended December 31, 2005 and December 31, 2004 was $224,206 and $127,363, respectively.

Our principal executive office is at 2901 South Bayshore Drive, Miami, Fl. Neither the Company nor the subsidiary is legally responsible for the payments on this lease as it is the residence of the CEO, chairman. No rent has been recorded for this office, as it is deemed temporary and the day to day operations of the principal business of the Company is conducted at the broker dealers office in New York.

The Company assigned its leased office space at 40 Wall St, New York to the landlord of our current office space at 45 Broadway, New York. The terms of the assignment required the Company to relinquish it rights to the security deposit of $162,197 and still remain liable for the terms of the lease, while our landlord pays the rent under the lease agreement for the office space at 40 Wall St. The annual rent costs are $286,230, including utilities, plus escalations through December 2014.

NOTE 7 - INCOME TAXES

The Company had cumulative net operating loss carryforwards for federal income tax purposes of approximately $872,000 and $178,000 for the year ended December 31, 2005 and December 31, 2004, respectively.

At December 31, 2005 and December 31, 2004 the company's deferred tax assets consist of:

	12/31/05	12/31/04
Net operating loss carryforwards	$306,000	$63,000
Less: valuation allowance	(306,000)	(63,000)
Net	$--	$--

The provision for income taxes differs from the amount computed by applying the U.S statutory income tax rate as follows:

	December 31,
	2005	2004
Provision at expected statutory rate	(35)%	(35)%
Loss for which no benefit is available	35	35
	-%	-%

Based on management’s present assessment, the Company has not determined it to be more likely than not that a deferred tax asset (prior to any valuation allowance) will be realized. Accordingly, the Company has provided a 100% allowance to offset the deferred tax asset in the financial statements. The Company will continue to review this valuation allowance and make adjustments as appropriate.

Current tax laws limit the amount of future taxable income that may be offset by net operating loss carry forwards when substantial changes in ownership occur and when the net operating loss carry forwards of a member of a consolidated group were previously included in a separate return of the member against future taxable income when a substantial change in ownership occurs. Therefore, the amount of future taxable income that may be offset by the net operating loss carry forwards may be limited.

The deferred tax asset and the related valuation increase by $243,000 during 2005. The utilization of the net operating loss carryforward may have been limited as to its use pursuant to the Internal Revenue Code Section382 due to the recent changes in ownership.

NOTE 8 - STOCKHOLDERS’ DEFICIT

a) In July 2005, we acquired all of the capital stock of Phelps Engineered Plastics Corporation., a Florida corporation in exchange for the issuance of 116,685,482 shares of common stock and one share of Series C Preferred Stock. The Exchange had been accounted for as a reverse acquisition under the purchase method for business combinations. Accordingly, the combination of the two companies was recorded as a recapitalization of Clayton Dunning Group, Inc. pursuant to which Clayton Dunning Group, Inc. is treated as the continuing entity. Subsequent to the Exchange, with the approval of the Board of Directors, Phelps Engineered Plastics Corporation changed its name to Clayton Dunning Group, Inc.

b) On March 13, 2006, the Company amended its Articles of Incorporation to restate the terms of the Series A Preferred Stock and Series C Preferred Stock. Such Series C Preferred Stock, was agreed upon to be issued pursuant to the above mentioned reverse acquisition and the Board of Directors adopted such a resolution for the issuance of such Series C Preferred share on June 29, 2005. The Series C Preferred Share with the appropriate designations was not issued until March 13, 2006. The financial statements have been presented as if such Series C Preferred Stock had been issued at the date of the reverse merger, the terms of such reverse merger agreement.

c) On July 6, 2005, the Articles of Incorporation was modified to change the name from Phelps Engineered Plastics Corporation to Clayton Dunning Group, Inc. The shares of authorized stock was increased to 525,000,000, divided as follows, (a) 500,000,000 shares of common stock, $0.001 par value per share, (b) 25,000,000 shares of Preferred Stock, $0.001 par value per share, 10,000,000 of which shall be designated Series A Preferred Stock with a par value of $0.001 per share. The balance of the Preferred Stock may be issued from time to time in one or more classes or series with such dividend rates, voting rights, rights of conversion, rights upon dissolution or liquidation, and with such designation or restrictions thereof as shall be determined by resolution adopted by the Board of Directors at the time such stock is issued without further approval of the shareholders.

d) The Series A Convertible Preferred Stock is convertible into one share of common stock at the option of the holder. Each Series A Preferred Stock holder is entitled to a liquidation price of $0.11 per share. There are 2,400,258 shares of Series A Preferred Stock outstanding with a liquidation preference of $264,028.

e) The holder of the Series C Preferred Stock is entitled to vote 50.1% of the total outstanding shares of the Company. The Series C Preferred Stock holder is not entitled to any dividends, preference on distribution or liquidation preferences.

NOTE 9 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK, CONCENTRATION, RISK AND CREDIT RISK

In the normal course of business, the Company’s securities involve the execution and settlement of various securities transactions for customers. These activities may expose the Company to risk in the event customers, other brokers and dealers, banks, depositories or clearing organizations are unable to fulfill their contractual obligations. The Company continuously monitors the credit-worthiness of customers and third party providers. Additionally, substantially all of the Company’s cash and securities are held with its clearing broker.

If the agency transactions do not settle because of failure to perform by either the customer or the counter parties, the company may be obligated to discharge the obligation of the non-performing party and, as a result, may incur a loss if the market value of the security is different from the contract amount of the transactions.

Financial instruments that potentially subject the Company to concentrations of credit risk consist of trade receivables. The majority of the Company’s trade receivables are commissions earned from providing financial planning services that include securities/brokerage services. As a result of the diversity of services, markets and the wide variety of customers, the Company does not consider itself to have any significant concentration of credit risk.

The Company maintains its cash in bank accounts at high credit quality financial institutions. The balances at times may exceed federally insured limits.

CLAYTON DUNNING GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
MARCH 31, 2006
(Unaudited)

ASSETS
CURRENT ASSETS:
Cash	$1,652
Commission Receivables	79,213
Restricted cash	100,000

TOTAL CURRENT ASSETS	180,865

Equipment, net of accumulated depreciation of $7,956	22,286

CAPITALIZED FINANCING COSTS, net	335,566

OTHER ASSETS:
Security deposit and other assets	41,682
Due from employee	6,149
TOTAL OTHER ASSETS	47,831

Total Assets	$586,548

LIABILITIES AND & STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable	$86,520
Accrued commissions payable	63,563
Interest payable	29,619
Payroll taxes payable	12,516
Lease payable	5,087

TOTAL CURRENT LIABILITIES	197,305

Convertible Debentures, net	922,877
Note payable	240,000
TOTAL LIABILITIES	1,360,182

STOCKHOLDERS' DEFICIT
Preferred stock, $.001 par value, 14,999,999 authorized, -0- outstanding	-

Series A Convertible Voting Preferred Stock,
$.001 par value; 10,000,000 shares
authorized, issued and outstanding
2,400,258 shares (liquidation value $264,028)	2,400

Series C Preferred Stock $.001 par value, 1 share authorized, 1 share outstanding	1

Common Stock $.001 par value; 500,000,000 shares authorized,
116,685,482 issued and outstanding	116,686

Additional paid-in capital	182,334
Accumulated deficit	(1,075,055)
TOTAL STOCKHOLDERS' DEFICIT	(773,634)

Total Liabilities and Stockholders' Deficit	$586,548

The accompanying notes are an integral part of the consolidated financial statements.

CLAYTON DUNNING GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the three months ended March 31,
	2006	2005

REVENUES:
Broker Operations	$339,715	$278,773
Investment Banking	5,008	101,750
Total Revenue	344,723	380,523

OPERATING EXPENSES:
Broker Commissions	163,709	225,051
Ticket Charges	20,618	20,904
Salaries	108,779	77,482
Professional fees	43,146	31,954
Depreciation	1,217	907
Amortization	61,406	31,041
General and Administrative	100,425	79,865
TOTAL OPERATING EXPENSES	499,300	467,204

INTEREST EXPENSE	13,751	7,188

Loss before provision for income taxes	(168,328)	(93,869)

Provision for income taxes	—	—
Net Loss	$(168,328)	$(93,869)

Basic and diluted weighted average number of shares	116,685,482	116,685,482

Basic and diluted loss per share	$(0.00)	$(0.00)

The accompanying notes are an integral part of the consolidated financial statements.

CLAYTON DUNNING GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the three months ended March 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(168,328)	$(93,869)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and Amortization	62,623	31,948

Changes in assets and liabilities:
Commission receivable	(6,900)	74,529
Prepaid expense	—	(35,000)
Accounts payable	29,291	12,514
Accrued commission payable	14,239	(21,225)
Payroll taxes payable	12,516
Lease payable	(392)	(1,344)
Interest payable	13,630	7,188
Security deposit and other assets	—	(155)

NET CASH USED IN OPERATING ACTIVITIES	(43,321)	(25,414)

CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchase of equipment	—	(6,162)

NET DECREASE IN CASH	(43,321)	(31,576)

CASH AT BEGINNING OF YEAR	44,973	130,326

CASH AT END OF YEAR	$1,652	$98,750

SUPPLEMENTAL DISCLOLSURE OF CASH FLOW INFORMATION
Cash paid during the year for:

Income taxes	$—	$—
Interest	$—	$—

The accompanying notes are an integral part of the consolidated financial statements.

CLAYTON DUNNING GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND MARCH 31, 2005

NOTE 1 - DESCRIPTION OF BUSINESS

The accompanying unaudited consolidated financial statements of Clayton Dunning Group, Inc., formerly known as Phelps Engineered Plastics Corporation, (the “Company”) have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation (consisting of normal recurring accruals) have been included. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Operating results expected for the three months ended March 31, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006. For further information, refer to the financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS

PRINCIPLES OF CONSOLIDATION

Basis of Presentation

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred net losses of $168,328 and $93,869 for the period ended March 31, 2006 and 2005 respectively. Additionally, the Company had a net working capital deficiency and shareholders’ deficiencies at March 31, 2006 and 2005, and negative cash flow from operations for the periods ended March 31, 2006 and 2005. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management expects to incur additional losses in the foreseeable future and recognizes the need to raise capital to remain viable. The accompanying consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The subsidiaries consist of one active broker dealer, Clayton Florida, and three inactive entities. All material intercompany transactions have been eliminated.

STOCK BASED COMPENSATION

Effective January 1, 2006, the Company has adopted the accounting and disclosure requirements of SFAS 123R. We previously accounted for our stock-based compensation plans under Accounting Principles Board Opinion 25, (APB 25) Accounting for Stock Issued to Employees and the related interpretation, for which no compensation cost is of the grant and recorded in the statement of operations for the estimated fair value of stock options issued with an exercise price equal to the fair value of the common stock on the date of grant. The Company uses the “intrinsic” method for determining compensation expense for new options whereby expense is recorded for the quoted market price of the stock issued, or in the case of options, for the difference between the stock’s quoted market price on the date of the grant and the option exercise price. When the market price at the date of the grant exceeds the exercise price of the underlying shares, compensation expense is recorded using the Black-Scholes options pricing model. Statement of Financial Accounting Standards No. 123 (SFAS 123) Accounting for Stock-Based Compensation, as amended by Statement of Financial Accounting Standards No. 148 (SFAS 148) Accounting for Stock-Based Compensation - Transition and Disclosure, requires that companies, for purposes of disclosure during the transition period, disclose the pro-forma effects on earnings and earnings per share as if SFAS 123 has been adopted for the corresponding prior period presented.  The Company had not issued any equity instruments in 2005 or 2006 for equity based compensation, hence there was no compensation expense to be recorded or to present on a pro-forma basis for the quarter ended March 31, 2005.

NOTE 3 - STOCKHOLDERS EQUITY

On March 13, 2006, the Company amended its Articles of Incorporation to restate the terms of the Series A Preferred Stock and Series C Preferred Stock. Such Series C Preferred Stock, was agreed upon to be issued pursuant to the above mentioned reverse acquisition and the Board of Directors adopted such a resolution for the issuance of such Series C Preferred share on June 29, 2005. The Series C Preferred Share with the appropriate designations was not issued until March 13, 2006. The financial statements have been presented as if such Series C Preferred Stock had been issued at the date of the reverse merger, the terms of such reverse merger agreement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Nevada law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

  (a) Is not liable pursuant to NRS 78.138; or

  (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.1.38 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Under our Articles of Incorporation and Bylaws, the corporation shall indemnify any individual made a party to a proceeding because he is or was an officer, director, employee or agent of the corporation against liability incurred in the proceeding, all pursuant to and consistent with the provisions of NRS 78.751, as amended from time to time.

The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding shall be paid by the corporation as they are incurred and in advance of the final deposition of the action, suit or proceeding, but only after receipt by the corporation of an undertaking by or on behalf of the officer or director on terms set by the Board of Directors, to repay the expenses advanced if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

The indemnification permitted herein is intended to be to the fullest extent permissible under the laws of the State of Nevada, and any amendments thereto.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

II-1

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the issuance and distribution of the common stock being registered.

SEC registration fee	$421.90
Legal fees and expenses	40,000.00
Accountants' fees and expenses	20,000.00
Printing expenses	20,000.23

Total	$80,042.60

___________
All amounts except the SEC registration fee are estimated. All of the expenses set forth above are being paid by us.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

In July 2005, we issued an aggregate of 96,468,627 shares of our common stock to the shareholders of Clayton Dunning Group, Inc., a Florida company (“Clayton Florida”) in exchange for all of the capital stock of Clayton Florida. Clayton Florida had six shareholders who received the shares. In connection with the transaction, we also issued our president, Robert C. Lau, one share of our Series C preferred stock in exchange for his one share of Series C preferred stock in exchange for his one share of Series C preferred stock of Clayton Florida. The issuances were made pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Act”).

In October 2004, CDC issued an aggregate of 10,000,000 shares of its common stock to five individuals who were employed by CDC. The issuances were made pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Act”). No consideration was paid by these individuals.

In November 2004, Clayton Florida issued an aggregate of 10,000,000 shares of its common stock in exchange for all of the capital stock of Clayton Dunning & Company, Inc. (“CDC”) to the shareholders of CDC. CDC had five shareholders who received the shares. The issuances were made pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Act”).

To obtain funding for the purpose of payment of general corporate and operating purposes, on December 22, 2004 Clayton Florida entered into a Securities Purchase Agreement with Cornell Capital Partners, LP for the sale of $1,075,000 in secured convertible notes. Effective September 29, 2005, the notes were amended and restated into one note in the principal amount of $1,100,100 to reflect accrued interest and we became the primary obligor under the note. Simultaneously with the restatement of the note, the side agreements (as discussed below) originally entered into by Clayton Florida, were assigned to, and assumed by the Company. The note is due and payable, unless converted by the holder, on September 29, 2008 and bears interest at five percent (5%) per annum. The note is convertible into shares of our common stock equal to a fixed conversion price of $.05 per share or in the event that our common stock is quoted on the OTC Bulletin Board, the conversion price shall be at the lower of $.05 per share or an amount equal to 80% of the lowest closing bid price of our common stock for the five (5) days immediately preceding conversion. The securities were sold in reliance upon the exemptions provided under Section 4(2) of the Securities Act of 1933, as amended, and/or Rule 506 of Regulation D promulgated thereunder.

On December 22, 2004, the Company issued a $240,000 note to one entity. The $240,000 note was sold in reliance upon the exemptions provided under Section 4(2) of the Securities Act of 1933, as amended, and/or Rule 506 of Regulation D promulgated thereunder.

In June 2004 Cornell Capital elected to convert $10,000 principal amount of its note (originally for $1,100,100 principal amount) into 625,000 shares. We relied upon Section 4(2) of the Securities Act of 1933 with the respect to the issuance of the shares.

II-2

ITEM 27. EXHIBITS

(a) Exhibits. The following exhibits have been filed herewith. Those exhibits indicated by * have previously been filed and those indicated by an ** will be filed upon amendment.

3.1*	Amended and Restated Articles of Incorporation of Clayton Dunning Group, Inc.

3.1.1*	Amendment to Certificate of Incorporation as filed on March 15, 2006 with the Secretary of State of Nevada

3.2*.	By-Laws of Clayton Dunning Group, Inc.

5.1	Opinion re: Legality of Shares of Ellenoff, Grossman & Schole LLP. (to be filed upon amendment)

10.1*	Assignment and Assumption Agreement by and between the Registration and Cornell Capital Partners, LP dated September 29, 2005

10.2*	Security Agreement dated September 29, 2005 by and between the Registrant and Cornell Capital Partners, LP.

10.3*	Secured Convertible Debenture in the principal amount of $1,100,100 dated September 29, 2005 in favor of Cornell Capital Partners, LP

10.4*	Share Exchange Agreement by and between Phelps Engineered Plastics Corp. and the shareholders of Clayton Dunning Group, Inc's. shareholders dated as of July 1, 2005.

10.5*	Amendment to Share Exchange Agreement dated as of July 15, 2005 by and between Phelps Engineered Plastics Corp. and the shareholders of Clayton Dunning Group, Inc's. shareholders.

10.6*	Securities Purchase Agreement dated as of December 22, 2004 between Clayton Dunning Group, Inc. and Cornell Capital Partners LP.

10.7*	Addendum to Security Agreement dated as of September 29, 2005 between Clayton Dunning Group, Inc. and Cornell Capital Partners LP.

10.8*	Guarantee dated September 29, 2005 by Clayton Dunning Group, Inc. in favor of Cornell Capital Partners LP.

10.9*
Insider Pledge and Escrow Agreement dated as of September 29, 2005 by and among Registrant, Robert C. Lau and Patricia Lau, Kenneth Sidler, Roadrunner, Inc., Ara Providian and David Gonzalez, as escrow agent.

10.10*	Sub Lease dated December 1, 2005 for offices located at 45 Broadway, Suite 3003, New York, New York between Mercer Asset Management, as overtenant, and Clayton Dunning and Company, Inc.

10.11*	Assignment of Lease dated December 1, 2005 for offices located at 40 Wall Street, New York, New York between Mercer Asset Management as sub tenant and Clayton Dunning and Company, Inc. as assignee

10.12*	Employment Agreement dated as of October 31, 2005 between Clayton Dunning Group, Inc. and Robert C. Lau

10.13*	Fully Disclosed Clearing Agreement between First Southwest Company and Clayton Dunning & Company (formerly named Charleston Capital ) dated as of December 12, 2003.

10.14*	Fully Disclosed Clearing Agreement between Terra Nova Trading LLC and Clayton Dunning & Company (formerly named Charleston Capital ) dated as of July 6, 2004.
10.15*	Promissorry Note in the principal amount of $240,000 dated December 22, 2004.
10.16	Investor Registration Rights Agreement dated as of December 22, 2004.

21	List of Subsidiaries

Clayton Dunning Group, Inc., a Florida corporation
Clayton, Dunning & Company

Clayton, Dunning Asset Management Inc., a Florida corporation.
Clayton, Dunning Futures Inc., a Florida corporation.
Clayton, Dunning Capital Partners Inc., a Florida corporation

23.1**	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1 hereto.)

23.2	Consent of Sherb & Co., LP

ITEM 28. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to any provision of the certificate of incorporation, bylaws, contract arrangements, statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) It will file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution;

(2) For determining liability under the Securities Act of 1933, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

(3) It will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining any liability under the Securities Act of 1933, it will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as part of this registration statement as of the time the Commission declared it effective.

(5) For determining any liability under the Securities Act of 1933, it will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement Amendment No. 2 to be signed on its behalf by the undersigned, in the City of New York, on July 6, 2006.

CLAYTON DUNNING GROUP, INC.

By:	/s/ Robert C. Lau
President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following person on behalf of the Registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ Robert C. Lau	President, CEO & Sole Director	July 6, 2006
Principal Accounting Officer, Chief Financial Officer